Exhibit 2.1
EXECUTION COPY

PURCHASE AND SALE AGREEMENT
dated as of February 28, 2018
by and among

3Q DIGITAL HOLDINGS, INC.
(a Delaware corporation),

3Q DIGITAL, INC.
(a Delaware corporation)

and

HARTE HANKS, INC.
(a Delaware corporation)

Page

ARTICLE I	DEFINITIONS
1.1	Definitions	1
1.2	Construction	9
ARTICLE II	THE PURCHASE AND SALE OF THE PURCHASED SHARES; ASSIGNMENT AND ASSUMPTION	10
2.1	Purchase and Sale of the Purchased Shares; Assignment and Assumption of the Assumed Liability	10
2.2	Payment of Purchase Price and Delivery of Funds	10
2.3	Post-Closing Adjustments	10
2.4	Cancellation of Intercompany Payables and Receivables	12
2.5	Qualified Sale	12
2.6	Buyer/Company Transaction Expenses	13
2.7	Security Deposits	13
2.8	Withholding	13
ARTICLE III	THE CLOSING	13
3.1	The Closing	13
3.2	Deliveries	14
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF SELLER	15
4.1	Organization and Good Standing	15
4.2	Authority and Enforceability	15
4.3	Capitalization of the Company	15
4.4	No Conflicts; Consents	16
4.5	Title to Purchased Shares	16
4.6	Brokers	16
4.7	Accounts Payable	16
4.8	Indebtedness	16
4.9	Certain Contracts	16
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	17
5.1	Organization and Good Standing	17
5.2	Authorization and Enforceability	17
5.3	No Conflict	17
5.4	No Consents	17
5.5	No Brokers	18
5.6	Tax Matters	18
5.7	Litigation	20
5.8	Exclusive Representations and Warranties	20
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF BUYER	20
6.1	Organization and Good Standing	20
6.2	Authority and Enforceability	20
6.3	No Conflicts; Consents	20
6.4	Legal Proceedings	21
6.5	Financial Capability	21
6.6	Brokers	21

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(continued)
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6.7	Investment Intent	21
6.8	Investigation	22
6.9	Disclaimer Regarding Projections	22
6.10	Solvency	22
6.11	Legal Impediments	22
6.12	No Knowledge of Breach	22
6.13	No Other Representations or Warranties	22
ARTICLE VII	COVENANTS	23
7.1	Support Obligations	23
7.2	Conduct of Business	24
7.3	Notification of Certain Events	25
7.4	Disclaimer	26
7.5	Further Assurances	26
7.6	Public Announcements	26
7.7	Tax Matters	26
7.8	Covenant Not to Compete	29
7.9	Releases	29
7.10	Wrong Pockets	30
7.11	Cooperation	30
7.12	Access	30
7.13	Financing	31
ARTICLE VIII	CONDITIONS PRECEDENT	32
8.1	Buyer Conditions	32
8.2	Seller Conditions	33
ARTICLE IX	INDEMNIFICATION	33
9.1	Survival	33
9.2	Indemnification	33
9.3	Indemnification Limitations	34
9.4	Escrow Fund	35
9.5	Effect of Investigation	36
9.6	Indemnification Procedures for Third Party Claims	36
9.7	Indemnification Procedures for Non-Third Party Claims	37
9.8	Exclusive Remedy	38
9.9	Setoff	38
9.10	Characterization of Indemnification Payments	38
ARTICLE X	TERMINATION	38
10.1	Termination	38
10.2	Procedure Upon Termination	39
10.3	Effect of Termination	39
ARTICLE XI	MISCELLANEOUS	39
11.1	Expenses	39
11.2	Notices	40
11.3	Amendments and Waivers	41

ii

(continued)
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11.4	Successors and Assigns	41
11.5	Governing Law	41
11.6	Consent to Jurisdiction	41
11.7	Counterparts	41
11.8	No Third Party Beneficiaries	42
11.9	Entire Agreement; Disclosure Schedule, Schedules, and Exhibits	42
11.10	Captions	42
11.11	Severability	42
11.12	Specific Performance	42
11.13	Interpretation	42
11.14	Conflict of Interest	43

iii

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EXHIBITS & ANNEXES
Exhibit A    Form of Assignment and Assumption Agreement
Exhibit B    Disclosure Schedule
Exhibit C    Reference Working Capital Statement
Exhibit D    Form of Transition Services Agreement
Exhibit E    Form of Escrow Agreement
Annex 1    Company Transaction Expenses

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of February 28, 2018, by and among 3Q Digital Holdings, Inc., a Delaware corporation (“Buyer”), 3Q DIGITAL, INC., a Delaware corporation (the “Company”), and HARTE HANKS, INC., a Delaware corporation (“Seller” and, together with the Company, collectively, the “Seller Parties”). Buyer and the Seller Parties are each referred to herein as a “Party”, and collectively as the “Parties.”
BACKGROUND
A.    Seller owns all of the issued and outstanding shares of the common stock, $0.00001 par value per share, of the Company (the “Common Stock”), which represents all of the issued and outstanding capital stock of the Company.
B.    The Company is engaged in the business of search engine marketing and optimization, creative design and production, decision sciences and analytics, paid social, mobile, display advertising services and conversion rate optimization (such activities as they are conducted on the Closing Date, the “Business”).
C.    Seller desires to transfer, convey and sell to Buyer, and Buyer desires to purchase from Seller, all of Seller’s right, title and interest in and to the Common Stock (the “Purchased Shares”) upon the terms and subject to the conditions set forth in this Agreement; it being the intention of the Parties that the Company be transferred on a cash-free, debt-free basis at the Closing (as defined below).
D.    Seller desires to assign to Buyer, and Buyer desires to assume from Seller, all obligations of Seller under that certain Agreement and Plan of Merger, dated as of March 16, 2015 (as amended by that certain Agreement, dated as of May 1, 2017, and as further amended from time to time, the “Merger Agreement”), by and among Seller, the Company, Harte Hanks Smart, Inc. and Maury Domengeaux as representative, to pay the Earnout Amount (as defined below), pursuant to the terms of the Merger Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1    Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.
“Adjustments Certificate” has the meaning set forth in Section 2.3(a).
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law) of which the Company is or has been a member.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Assets” means all of the assets, properties, goodwill and rights of every kind and description, whether real, personal, tangible or intangible, that are owned by the Company.
“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement in the form of Exhibit A hereto, providing for the assignment of the Earnout Obligation by Seller to Buyer and the assumption of the Earnout Obligation by Buyer.
“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.
“Business” has the meaning set forth in the background section of this Agreement.
“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by Law to close.
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Actual Knowledge” means the actual knowledge of David Rodnitzky, Maury Domengeaux, Diego Rivera, Scott Rayden, Brian Grabowski and Steve Schlossareck of a particular fact, circumstance, event or other matter in question.
“Buyer Knowledge” means the actual knowledge of David Rodnitzky, Maury Domengeaux, Diego Rivera, Scott Rayden, Brian Grabowski and Steve Schlossareck of a particular fact, circumstance, event or other matter in question following reasonable inquiry of the Persons employed by the Company charged with administrative or operational responsibility for the relevant matter being represented.
“Buyer Releasees” has the meaning set forth in Section 7.9(a).
“Buyer Releasors” has the meaning set forth in Section 7.9(b).
“Buyer Transaction Expenses” means reasonable and documented out-of-pocket legal and other agreed professional fees incurred by Buyer in connection with the negotiation and preparation of this Agreement which in no event shall exceed $500,000 in the aggregate minus the aggregate amount of $68,000 in Buyer Transaction Expenses previously paid by Seller or the Company or any of their Subsidiaries or Affiliates prior to the date of this Agreement.
“Cap” has the meaning set forth in Section 9.3(a).
“Cash” means the sum of the Company’s cash and cash equivalents determined in accordance with GAAP, plus all deposited but uncleared bank deposits.
“Claim” has the meaning set forth in Section 9.6(a).

“Claim Release Date” has the meaning set forth in Section 9.1.
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Closing Payment” has the meaning set forth in Section 2.2.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral Source” has the meaning set forth in Section 9.3(e).
“Commitment Letter” has the meaning set forth in Section 6.5.
“Common Stock” has the meaning set forth in the background section of this Agreement.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Closing Cash” means the Cash as of 11:59 p.m., Eastern Time, on the Closing Date.
“Company Closing Indebtedness” means the unpaid principal amount of, and accrued interest on, all Indebtedness of the Company as of 11:59 p.m., Eastern Time, on the Closing Date.
“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is materially adverse to the business or financial condition of the Company, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, is or will be, a Company Material Adverse Effect: (a) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending before, on or after the date of this Agreement; (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable solely to the announcement, pendency or completion of the transactions contemplated by this Agreement or the identity of Buyer (including the impact thereof on the relationships of the Company with clients, suppliers, consultants, employees or independent contractors or other third parties with whom the Company has any relationship); (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting (i) any industry in which the Company operates or (ii) the economy or financial markets in any jurisdiction (including securities, credit and financial markets), including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, but only to the extent the Company is not disproportionately affected by such changes affecting the industry or economy; (d) any adverse change, effect, event, occurrence, state of facts or development of which Buyer is aware, or (e) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to (i) compliance with the express terms of, or the taking of any action explicitly required by, this Agreement, (ii) any change in accounting requirements or principles or any change in applicable Law or the interpretation, implementation or enforcement thereof, (iii) actions required to be taken under applicable Law, (iv) any act consented to by, or taken at the request of, Buyer, (v) the acts of Buyer, (vi) acts of war (whether or not declared), armed hostilities, terrorism or other conflict, or the escalation or worsening thereof, (vii) changes in general economic or political conditions, (viii) any natural or man-made disaster or acts of God or (ix) any Permitted Lien.

“Company Net Working Capital” means, as of the Closing Date, the current assets of the Company (excluding Cash and intercompany receivables) minus the current liabilities of the Company (excluding intercompany payables and the current portion of any Indebtedness), in each case calculated in accordance with the Transaction Accounting Principles and the Reference Working Capital Statement. For the avoidance of doubt, Company Net Working Capital shall not include any Indebtedness, Company Transaction Expenses, Buyer Transaction Expenses or intercompany payables and receivables.
“Company Transaction Expenses” means $811,681 in respect of the retention bonuses set forth on Annex 1, representing amounts payable (including associated payroll taxes) to certain employees of the Company in respect of certain retention bonuses pursuant to the 3Q Digital Key Employee Plan of the Company.
“Contingent Payment” means proceeds received (after deducting transaction costs incurred in the Qualified Sale such as legal, accounting and banking fees) by holders of Equity Interests of the Company from a Qualified Sale, minus the Earnout Amount, plus the amount of any Restricted Payments Adjustment Amount, if any; provided, however, in no event shall the Contingent Payment exceed $5,000,000.
“Contract” means any binding agreement, contract, commitment, arrangement or understanding, whether oral or written.
“Deductible” has the meaning set forth in Section 9.3(a).
“Determination Date” has the meaning set forth in Section 2.3(f).
“Disclosure Schedule” means that certain disclosure letter of even date with this Agreement from the Company attached hereto as Exhibit B and delivered concurrently with the execution and delivery of this Agreement.
“Disputed Amounts” has the meaning set forth in Section 2.3(c).
“Earnout Amount” means Earnout Amount as such term is defined in the Merger Agreement, which the Parties acknowledge shall equal $35,000,000.
“Earnout Obligation” means all obligations of Seller to make the Earnout Payment (as defined in the Merger Agreement) under the Merger Agreement, including but not limited to pursuant to Section 2.7 of the Merger Agreement to the Effective Time Holders (as defined in the Merger Agreement).
“Equity Interests” means (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange rights or other contract, instrument or arrangement which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock or equity, profit participation, liquidity event participation or other similar rights).

“Escrow Agreement” means Escrow Agreement, in substantially the form attached hereto as Exhibit E, dated as of the Closing Date and executed by Buyer and the Escrow Agent (as such term is defined in Section 9.4).
“Escrow Amount” means $500,000.
“Final Adjustment Amount” means (A) Final Company Closing Cash minus (B) the Final Company Closing Indebtedness plus (C) the amount determined in Section 2.3(g) if Final Company Net Working Capital exceeds Target Net Working Capital, and minus (D) the amount determined in Section 2.3(g) if Target Net Working Capital exceeds Final Company Net Working Capital.
“Final Company Closing Cash” has the meaning set forth in Section 2.3(f).
“Final Company Closing Indebtedness” has the meaning set forth in Section 2.3(f).
“Final Company Net Working Capital” has the meaning set forth in Section 2.3(f).
“Financing” has the meaning set forth in Section 6.5.
“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and other Representatives and their respective successors and assigns.
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.
“HH Ownership Period” means the period beginning on March 17, 2015 and ending on and including the Closing Date.
“Indebtedness” means (a) any indebtedness for borrowed money of the Company, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments of the Company; and (c) any guarantees or other promises to pay the Indebtedness of others; provided, however, for the avoidance of doubt, Indebtedness shall not include (x) any liabilities included in Company Net Working Capital or Company Transaction Expenses, (y) any intercompany payables or (z) any indebtedness incurred by Buyer on behalf of the Company in connection with the transactions contemplated hereby.
“Indemnitee” means any Party that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.
“Indemnitor” means any Party from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.
“Liability” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other encumbrance in respect of such property or asset.
“Losses” has the meaning set forth in Section 9.2(a).
“Merger Agreement” has the meaning set forth in the background section of this Agreement.
“ML” has the meaning set forth in Section 11.14.
“Non-Company Affiliate” means any Affiliate of Seller, except for the Company.
“Notice of Claim” has the meaning set forth in Section 9.6(a).
“Notice of Objection” has the meaning set forth in Section 2.3(c).
“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.
“Ordinary Commercial Agreement” has the meaning set forth in Section 5.6(g).
“Organizational Documents” means, with respect to any entity, the current certificate of incorporation, articles of incorporation, bylaws, articles of organization, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity.
“Party” and “Parties” has the meaning set forth in the preamble to this Agreement.
“Permitted Liens” means (a) Liens for current Taxes that are not yet due and payable or that may hereafter be paid without material penalty, (b) workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business, and (c) Liens that are immaterial in character, amount and extent and which do not materially detract from the value or materially interfere with the present or proposed use of the properties they affect.
“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.
“Pre-Closing Period” means the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement pursuant to Article X.
“Post-Closing Tax Period” means any taxable period or portion thereof beginning after the Closing Date (including the portion of a Straddle Period that begins after the Closing Date).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, for any Straddle Period, the portion thereof that ends on and includes the Closing Date.
“Pre-Closing Taxes” means (i) Taxes of, or attributable to, the Company for the HH Ownership Period, (ii) Taxes payable by the Company in any period by reason of the Company being a member of an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law) on or prior to the Closing Date or otherwise being liable for the Tax of any Person pursuant to Treasury Regulation Section 1.1502-6 or any analogous foreign, state or local Tax Law, as a transferee or successor, by contract, by operation of Law or otherwise, which Taxes relate to a relationship commencing, or contract or transaction or event occurring, within the HH Ownership Period and (iii) Taxes addressed in Section 7.7(d) that are required to be paid by Seller, other than, in each case, any such Taxes that are taken into account in Final Company Net Working Capital as finally determined pursuant to Section 2.3.
“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal), brought, conducted or heard by or before, or otherwise involving any Governmental Entity or arbitrator.
“Purchase Price” means $5,000,000.
“Purchased Shares” has the meaning set forth in the background section of this Agreement.
“Qualified Sale” means, after the Closing Date, any (i) sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the business or assets of the Company, or (ii) transaction or series of transactions (including by way of merger, consolidation, recapitalization, reorganization or sale of capital stock of the Company), the result of which is that the stockholders of the Company immediately prior to such transaction are, after giving effect to such transaction, no longer, in the aggregate, the beneficial owners, directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding securities of the surviving entity of such transaction; provided, however, that (A) issuances of Company equity in bona fide capital raising transactions (or series of transactions) to unaffiliated third parties, and (B) transactions effected to change the corporate form of the Company or to change the state of incorporation or formation shall not be included in this clause (ii); so long as, in each case of (A) or (B), following such transactions, the stockholders of the Company immediately prior to such transaction are, after giving effect to such transaction, the beneficial owners, directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding securities of the surviving entity of such transaction.
“Reference Working Capital Statement” means the statement on Exhibit C and which sets forth (a) the Transaction Accounting Principles and (b) an example, for illustrative purposes only, of the Company Net Working Capital as of the date set forth therein, prepared in accordance with GAAP and the Transaction Accounting Principles set forth therein.
“Representatives” means a Person’s parent companies and Affiliates and partners and its and their respective directors, officers, employees, agents or representatives, and other Persons with whom they may be collaborating with respect to a possible transaction, including its and their respective attorneys, accountants, consultants and financial advisors.

“Restricted Payments” means any (i) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Company; (ii) any payment (whether in cash, securities or other property) for the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Company or any option, warrant or other right to acquire any Equity Interests in the Company; (iii) loans by the Company to any director, officer stockholder or Affiliate; or (iv) transfers, assignments, dispositions or other conveyances of funds or assets to an Affiliate (but with respect to clauses (i) and (iv) not including employment bonuses or other compensation to Company employees and service providers), other than in the ordinary course of business.
“Restricted Payments Adjustment Amount” means the sum of the amounts described in clauses (i)–(iv) of the definition of Restricted Payments.
“Reviewing Accountant” has the meaning set forth in Section 2.3(e).
“SEC Reports” means all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) furnished or filed by Seller with the U.S. Securities and Exchange Commission prior to the date hereof, together will all exhibits, financial statements and schedules thereto and all information incorporated therein by reference.
“Securities Act” has the meaning set forth in Section 6.7.
“Security Deposit Refund Amount” means $240,000.
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Parties” has the meaning set forth in the preamble to this Agreement.
“Seller Releasees” has the meaning set forth in Section 7.9(b).
“Seller Releasors” has the meaning set forth in Section 7.9(a).
“Straddle Period” means any taxable period (or portion thereof) that includes, but does not end on, the Closing Date.
“Subsidiary” or “Subsidiaries” means, with respect to a particular Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if such Person is a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person, or (b) if such Person is a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person.
“Support Obligations” has the meaning set forth in Section 7.1(a).
“Target Net Working Capital” means $3,094,500.
“Tax” or “Taxes” means any and all U.S. federal, state, local, or foreign income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding,

payroll, employment, excise, real property, personal property, deed, stamp, escheat, transfer, registration, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, estimated, and other taxes, assessments, customs, duties, fees, levies, or other changes imposed by a Governmental Entity including any interest, penalty, or addition thereto, whether or not disputed.
“Tax Returns” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes, as well as any amendment thereof.
“Third Party Claim” has the meaning set forth in Section 9.6(a).
“Third Party Defense” has the meaning set forth in Section 9.6(b).
“Total Purchase Price” means the sum of the Purchase Price (as adjusted) and the Contingent Payment, if any.
“Transaction Accounting Principles” means the transaction accounting principles set forth on Exhibit C hereto.
“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Transition Services Agreement, the Escrow Agreement and all other documents executed in connection with the consummation of the transactions contemplated by this Agreement.
“Transfer Taxes” has the meaning set forth in Section 7.7(d).
“Transition Services Agreement” means a Transition Services Agreement in the form of Exhibit D hereto.
“$” means United States dollars.
1.2    Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender shall include all genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section or paragraph of, or Exhibit or Schedule to, this Agreement unless otherwise specified; (e) the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be modified by the words “without limitation”, unless otherwise specified; (f) the word “shall” shall be construed to have the same meaning and effect of the word “will”; (g) a reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns; (h) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, from time to time, and all rules and regulations promulgated thereunder; and (i) all accounting terms used and not defined herein have the respective meanings given to them under GAAP.

ARTICLE II
THE PURCHASE AND SALE OF THE PURCHASED SHARES; ASSIGNMENT AND ASSUMPTION
2.1    Purchase and Sale of the Purchased Shares; Assignment and Assumption of the Assumed Liability.
(a)    Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer and convey all of the Purchased Shares to Buyer, and Buyer shall purchase all of the Purchased Shares from Seller, in each case free and clear of all Liens.
(b)    Subject to the terms and conditions of this Agreement, at the Closing, Seller shall assign, transfer and convey, and Buyer shall assume, pay, discharge or perform when due, all obligations of Seller to make any Earnout Payment (as defined in the Merger Agreement) under the Merger Agreement, including but not limited to pursuant to Section 2.7 of the Merger Agreement (the “Earnout Obligation”).
2.2    Payment of Purchase Price and Delivery of Funds. At the Closing, in consideration for the sale and transfer by Seller of the Purchased Shares and the assignment of the Earnout Obligation, Buyer shall deliver, make or pay, by wire transfer of immediately available funds to:
(a)    an account designated by Seller in writing to Buyer at least one Business Day prior to the Closing, an amount equal to the Purchase Price (the “Closing Payment”); and
(b)    the Escrow Agent in a segregated account as set forth in the Escrow Agreement, an amount equal to the Escrow Amount. The Escrow Amount shall be withheld from the cash payable pursuant to Section 2.2(a) to the Seller. The Escrow Amount shall constitute security for the indemnification obligations of Seller pursuant to Article IX and Section 2.3(h), and shall be held in and distributed in accordance with the provisions of the Escrow Agreement.
2.3    Post-Closing Adjustments.
(a)    Within 45 days after the Closing, Buyer shall prepare and deliver to Seller a certificate (the “Adjustments Certificate”) certified and executed by a duly authorized officer of Buyer setting forth Buyer’s good faith calculation of the (i) Company Net Working Capital, (ii) Company Closing Indebtedness and (iii) Company Closing Cash. If Buyer fails to timely deliver the Adjustments Certificate within such 45 day period, then, Seller may retain (at the sole cost and expense of Buyer) a nationally recognized independent accounting firm to provide an audit of the Company’s books, determine the calculation of, and prepare, the Adjustments Certificate consistent with the provisions of this Section 2.3, the determination of such accounting firm being conclusive, final and binding on the Parties hereto (absent manifest error); provided, however, that, notwithstanding the foregoing, Seller reserves any and all other rights granted to it in this Agreement. Buyer shall promptly reimburse Seller upon its request for all reasonable fees, costs and expenses incurred by Seller in connection with the foregoing sentence in this Section 2.3(a).
(b)    Seller and its Representatives shall be given all such access as they may reasonably require during Buyer’s normal business hours (or such other times as the Parties may agree) to the books and records of the Company and the work papers of Buyer, and access to such personnel or representatives of the Company and Buyer (including accountants) as they may reasonably require, and Buyer and its Representatives shall be given all such access as they may reasonably require during Seller’s normal business hours (or such other times as the Parties may agree) to the work papers of Seller, and access to such personnel or representatives of Seller (including accountants) as they may reasonably require, in all cases for the purposes of resolving any disputes or responding to any matters or inquiries raised concerning the Adjustments Certificate and/or the calculation of the Company Net Working Capital, Company Closing Indebtedness and Company Closing Cash.
(c)    If Seller objects to the Company Net Working Capital, Company Closing Indebtedness, or Company Closing Cash calculations set forth in the Adjustments Certificate, Seller may, within 30 days after delivery of the Adjustments Certificate, deliver a notice (the “Notice of Objection”) to Buyer disagreeing with such calculation(s) and setting forth Seller’s calculation(s) in the alternative (the “Disputed Amounts”). If Seller does not deliver a Notice of Objection within such 30-day period, the amounts set forth in the Adjustments Certificate delivered by Buyer shall be final and binding on the Parties hereto.
(d)    If Seller timely provides the Notice of Objection, then the Parties shall confer in good faith for a period of up to 30 days following Buyer’s timely receipt of the Notice of Objection, in an attempt to resolve any disagreement with respect to the calculation of the Company Net Working Capital, Company Closing Indebtedness, and Company Closing Cash, and any resolution by them of such disagreement shall be in writing and shall be final and binding on the Parties hereto.
(e)    If, after such 30 day period, Seller and Buyer cannot resolve any such disagreement, then the Parties shall engage an independent, nationally recognized auditing firm reasonably acceptable to Buyer and Seller (the “Reviewing Accountant”), the cost of which shall be born equally by the Parties, to review the calculation of the Company Net Working Capital, Company Closing Indebtedness, and Company Closing Cash for the purpose of resolving all Disputed Amounts. In making such calculation, the Reviewing Accountant shall consider only the Disputed Amounts set forth in the Notice of Objection delivered pursuant to Section 2.3(c) and the definitions and principles for calculation of such amounts as set forth in this Agreement and shall base its determination solely on presentations of Buyer and Seller. After review of such calculation, the Reviewing Accountant shall promptly determine the Company Net Working Capital, Company Closing Indebtedness, and Company Closing Cash (and the Parties shall instruct the Reviewing Accountant to make such determination within 30 days following submission) and such determination shall be final and binding on the Parties. Notwithstanding the foregoing, with regard to any Disputed Amount, the Reviewing Accountant may not assign a value to any disputed item greater than the greatest value claimed for such item or less than the smallest value claimed for such item by either Buyer or Seller.
(f)    The date on which the Company Net Working Capital, Company Closing Cash, and Company Closing Indebtedness are finally determined pursuant to Sections 2.3(a), (c), (d) or (e), as applicable, shall be referred to as the “Determination Date,” and such amounts as finally determined shall be referred to as the “Final Company Net Working Capital,” “Final Company Closing Cash,” and “Final Company Closing Indebtedness,” respectively.
(g)    If the Final Company Net Working Capital exceeds the Target Net Working Capital by more than $50,000, within five Business Days of the Determination Date, Buyer will pay to Seller the amount by which Final Company Net Working Capital exceeds the sum of $50,000 plus the Target Net Working Capital. If the Target Net Working Capital exceeds the Final Company

Net Working Capital by more than $50,000, within five Business Days of the Determination Date, Seller will pay to Buyer the amount by which the Target Net Working Capital exceeds the sum of $50,000 plus the Final Company Net Working Capital.
(h)    Within five Business Days of the Determination Date, if (i) the Final Adjustment Amount is a positive number, Buyer will pay to Seller an amount, if any, equal to the Final Adjustment Amount, and (ii) the Final Adjustment Amount is a negative number, Seller will pay to Buyer an amount, if any, equal to the absolute value of such negative Final Adjustment Amount.
(i)    Any payments under this Section 2.3 shall be considered as an adjustment to the Purchase Price for U.S. federal and applicable state and local income Tax purposes.
2.4    Cancellation of Intercompany Payables and Receivables. The Company hereby agrees to cancel or cause to be cancelled, effective as of the Closing, without recourse, all payables owed by the Seller or its Subsidiaries (not including the Company) to the Company and all payables owed by the Company to Seller or its Subsidiaries (not including the Company). Each Party acknowledges that upon the cancellation of all payables pursuant to this Section 2.4, neither Seller nor its Subsidiaries (not including the Company) shall own any obligation or liability towards the Company under or in connection with such payables cancelled pursuant to this Section 2.4.
2.5    Qualified Sale.
(a)    Promptly, but in no event longer than five (5) Business Days after receipt of the proceeds from a Qualified Sale, Buyer shall pay to Seller in wire transfer of immediately available funds, the Contingent Payment, if any.
(b)    Buyer shall promptly notify Seller of any Restricted Payments made prior to a Qualified Sale, but in no event later than five Business Days following any Restricted Payment.
(c)    If the Contingent Payment is less than $5,000,000, Buyer and the Company shall provide Seller and its Representatives with access, upon prior reasonable written request, during regular business hours and in a manner that will not unreasonably interfere with the conduct of its Business, to records of the Company sufficient to verify the amount of Contingent Payment from a Qualified Sale, including records relating to Restricted Payments made prior to a Qualified Sale.
(d)    After the Closing until the consummation of a Qualified Sale, Buyer shall operate the Company in good faith but expressly disclaims any implied obligation that may arise under applicable law and shall not take any actions intended to or which would knowingly have the primary effect of materially impairing or frustrating the achievement of any portion of the Contingent Payment from a Qualified Sale.

2.6    Buyer/Company Transaction Expenses.
(a)    Seller shall pay at the Closing any unpaid Buyer Transaction Expenses as evidenced by final invoices delivered to Seller at least three Business Days prior to the Closing.
(b)    After the Closing Date, Seller shall pay within 30 days of receipt of a final invoice, all Buyer Transaction Expenses in excess of the amount paid at Closing; provided, however, that such final invoice shall be delivered on or prior to the Determination Date.
(c)    Seller shall pay at the Closing to the Company the Company Transaction Expenses for further distribution by the Company to the retention bonus recipients set forth on Annex 1. Subject to the mutual agreement of Seller and Buyer, amounts in respect of Company Transaction Expenses may be netted off amounts payable to Seller at Closing by Buyer. The Company shall pay the retention bonuses to the applicable employees of the Company in accordance with the 3Q Digital Key Employee Plan and it is acknowledged that, subject to compliance with this Section 2.6(c), Seller shall have no further obligation in respect of such retention bonuses to employees of the Company.
2.7    Security Deposits. At the Closing, Buyer shall deliver to Seller an amount equal to the Security Deposit Refund Amount.
2.8    Withholding. Buyer and the Company shall be entitled to deduct and withhold from any payments pursuant to this Agreement to any Person, such amounts as Buyer and the Company are required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, provincial or foreign Law; provided, however, that the Seller must be provided with prior written notice by the Buyer of any such required withholding at least 10 days’ prior to the date of such payment and shall consult in good faith with Seller to secure any available reductions or exclusions from withholding. To the extent that amounts are so withheld and remitted to the appropriate Governmental Entity or other Person, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
THE CLOSING
3.1    The Closing. The closing for the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania at 10:00 a.m., Eastern Time, on the first Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions each Party will take at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time or on such other date or at such other place as Buyer and Seller may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The Closing shall be deemed effective as of 11:59 p.m., Eastern Time, on the Closing Date.

3.2    Deliveries. At the Closing, subject to the terms and conditions contained herein:
(a)    Seller Deliverables.
(i)    Seller shall deliver, or cause the Company to deliver, one or more certificates representing the Purchased Shares, duly endorsed in blank or accompanied by a stock power or other instrument of transfer duly executed in blank;
(ii)    Seller shall deliver a counterpart signature page to the Assignment and Assumption Agreement, duly executed by Seller;
(iii)     Seller shall deliver a counterpart signature page to the Transition Services Agreement, duly executed by Seller;
(iv)    Seller shall deliver a counterpart signature page to the Escrow Agreement, duly executed by Seller;
(v)    Seller shall deliver to Buyer evidence of the release of all Liens on the assets of the Company in form reasonably acceptable to Buyer;
(vi)    Seller shall deliver to Buyer evidence of all required consents of third Parties in form reasonably acceptable to Buyer;
(vii)    Seller shall deliver to Buyer evidence reasonably satisfactory to Buyer that all Contracts governing intercompany payables and receivables shall automatically terminate and be cancelled effective upon the Closing;
(viii)    Seller shall deliver (i) a notice to the IRS, in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), dated as of the Closing Date and executed by the Company, together with written authorization for Buyer to deliver such notice to the IRS on behalf of the Company after the Closing, and (ii) a certification that the shares of Common Stock are not “United States real property interests” as defined in Section 897(c) of the Code prepared in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code (in a form reasonably acceptable to Buyer for purposes of satisfying Buyer’s obligations under Treasury Regulation Section 1.1445-2(c)(3)), in each case, validly executed by a duly authorized officer of the Company; and
(ix)    Seller shall deliver to the applicable payees the Buyer Transaction Expenses pursuant to Section 2.6(a).
(b)    Buyer Deliverables.
(i)    Buyer shall deliver, make or pay, the Closing Payment;
(ii)    Buyer shall deliver a counterpart signature page to the Assignment and Assumption Agreement, duly executed by Buyer;
(iii)    Buyer shall deliver a counterpart signature page to the Transition Services Agreement, duly executed by Buyer;

(iv)    Buyer shall deliver by wire transfer of immediately available funds to Seller all amounts required pursuant to Section 2.7 in respect of the Security Deposit Refund Amount; and
(v)    Buyer shall deliver a counterpart signature page to the Escrow Agreement, duly executed by Buyer.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as disclosed in the Disclosure Schedule, Seller represents and warrants to Buyer that each statement contained in this Article IV is true and correct as of the date hereof, except as set forth in the Disclosure Schedule or as otherwise provided in this Agreement. The Disclosure Schedule has been arranged in Sections to correspond to the Sections of this Agreement for convenience only, and any matter disclosed in any section of the Disclosure Schedule shall be deemed to have been fully disclosed for purposes of all representations and warranties set forth in this Agreement.
4.1    Organization and Good Standing. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Seller’s ability to perform its obligations under this Agreement.
4.2    Authority and Enforceability. Seller has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by the other Parties hereto, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies.
4.3     Capitalization of the Company.
(a)    As of the date of this Agreement, the Purchased Shares represent all of the outstanding Equity Interests of the Company. The Purchased Shares have been duly authorized and validly issued, and are fully paid and non-assessable. Other than the Purchased Shares, there are no outstanding options, warrants or other Equity Interests or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other Equity Interests of the Company. There are no Contracts to which the Company is a party or by which the Company is subject, obligating the Company to issue, deliver, grant or sell Equity Interests in the Company. There are no Contracts, contingent or otherwise, obligating the Company to repurchase, redeem or otherwise acquire Equity Interests in the Company. There are no voting agreements, voting trusts, registration rights agreements, shareholder agreements or other similar arrangements with respect to Equity Interests of the Company. The Company does not have any Subsidiaries or otherwise own any Equity Interests in any Person.
4.4    No Conflicts; Consents.
(a)    Except for any notices, filings, consents or approvals set forth in Section 4.4(a) of the Disclosure Schedule, the consummation by Seller of the transactions contemplated hereby does not (i) violate the provisions of any of the Organizational Documents of Seller, (ii) violate any material Contract to which Seller is a party, (iii) violate any Law applicable to Seller on the date hereof, or (iv) result in the creation of any Liens upon any of the Assets, except in each such case where such violation or Lien would not reasonably be expected to have a material adverse effect on Seller’s ability to perform its obligations under this Agreement.
(b)    No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain which would not reasonably be expected to have a material adverse effect on Seller’s ability to perform its obligations under this Agreement.
4.5    Title to Purchased Shares. Seller is directly the legal and beneficial owner of, and has good and marketable title to, the Purchased Shares, free and clear of all Liens other than those arising pursuant to this Agreement and applicable securities Laws. Seller has the right, authority and power to sell, assign and transfer the Purchased Shares to Buyer. There are no outstanding obligations, options, warrants or other rights of any kind including any restrictions on transfers, relating to the sale, or voting of the Purchased Shares.
4.6    Brokers. Neither Seller nor the Company has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or its Affiliates as of the Closing Date (including, for these purposes, the Company) could become liable or obliged.
4.7    Accounts Payable.    Section 4.7 of the Disclosure Schedule sets forth an aging of the Company’s accounts payable in the aggregate and by payee as of January 31, 2018 that the Company has transferred from its register of accounts payable to Seller.
4.8    Indebtedness. Section 4.8 of the Disclosure Schedule is an itemized list of each item of Indebtedness that is not set forth on the Company’s most recent balance sheet included in the Financial Statements and that is binding on or in any way affects any asset of the Company and the agreement governing such Indebtedness.
4.9    Certain Contracts. Section 4.9 of the Disclosure Schedule is an itemized list of all Contracts to which Seller or its Subsidiaries (other than the Company) are a party that bind or affect any assets of the Company (and to which the Company is not a party).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in the Disclosure Schedule, the Company represents and warrants to Buyer that each statement contained in this Article V is true and correct as of the date hereof, except as set forth in the Disclosure Schedule or as otherwise provided in this Agreement. The Disclosure Schedule has been arranged in Sections to correspond to the Sections of this Agreement for convenience only, and any matter disclosed in any section of the Disclosure Schedule shall be deemed to have been fully disclosed for purposes of all representations and warranties set forth in this Agreement.
5.1    Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, operate and lease its assets and properties and to carry on its business as now being conducted. The Company is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to have a Company Material Adverse Effect.
5.2    Authorization and Enforceability.
(a)    Power and Authority. The Company has the requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, each of the Transaction Documents to which it is a party and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by all requisite corporate action on the part of the Company.
(b)    Enforceability. This Agreement and each of the Transaction Documents to which the Company is a party have been duly executed and delivered by the Company. This Agreement and each of the Transaction Documents to which the Company is a party are valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
5.3    No Conflict. Except for any notices, filings, consents or approvals set forth in Section 5.3 of the Disclosure Schedule, the consummation by the Company of transactions contemplated hereby does not (i) violate the provisions of any of the Organizational Documents of the Company, (ii) violate any Law applicable to the Company on the date hereof, or (iii) result in the creation of any Liens upon any of the Assets, except in each such case where such violation or Lien would not reasonably be expected to have a Company Material Adverse Effect.
5.4    No Consents. No consent, Order, Authorization, release or waiver of, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by the

Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement.
5.5    No Brokers. Neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with any other transaction contemplated by this Agreement. Buyer shall not incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement or the transactions contemplated hereby.
5.6    Tax Matters. Solely with respect to the HH Ownership Period,
(a)    The Company has filed (or have had filed on its behalf) all income and other material Tax Returns that were required to be filed by or with respect to the Company under applicable Laws. All such Tax Returns were correct and complete in all material respects. Each Affiliated Group has filed all income and other material Tax Returns that it was required to file for each taxable period during which the Company was a member of the group, and all such Tax Returns were correct and complete in all material respects. All income and other material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid, and all income Taxes owed by any Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which the Company was a member of the group. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company.
(b)    No audit or other examination or proceeding of any Tax Return of (or that includes) the Company is presently in progress, nor has Seller or the Company been notified in writing of any request for such an audit or other examination or proceeding of any Tax Return of (or that includes) the Company. There is no unresolved Tax deficiency outstanding, assessed or proposed in writing against the Company or against any Affiliated Group for any taxable period during which the Company was a member of the group.
(c)    No extension of time with respect to any date on which a Tax Return was required to be filed by or with respect to the Company that extends such date beyond the date hereof is in force (other than extensions of no longer than six (6) months made in the ordinary course of business), and no waiver or agreement by the Company or by any Affiliated Group (for any taxable period during which the Company was a member of the group) is in force for the extension of time for the payment, collection or assessment of any Taxes beyond the date hereof (other than in connection with extensions of time for filing Tax Returns of no longer than six (6) months made in the ordinary course of business).
(d)    The Company has complied in all material respects with all applicable requirements relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Governmental Entity all amounts required to be so withheld and paid, and all Tax Returns (including Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed.
(e)    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f)    The Company has delivered or made available to Buyer complete and accurate copies of all U.S. federal income Tax Returns of the Company for taxable years ending on or after December 31, 2014, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against the Company.
(g)    The Company is not a party to any agreement with any third party relating to allocating or sharing the payment of, or liability for, Taxes (other than any contract, such as a loan or a lease, entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes (an “Ordinary Commercial Agreement”).
(h)    The Company has not been a member of an affiliated, consolidated, combined or unitary group filing a U.S. federal income Tax Return (other than a group the common parent of which was Seller). The Company has no liability for the Taxes of any other Person (other than the Company) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law); (ii) as a transferee or successor; or (iii) otherwise by operation of Law.
(i)    Neither Buyer nor the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period within the HH Ownership Period with respect to the Company; (ii) use of an improper method of accounting by the Company for a taxable period within the HH Ownership Period; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax law) executed within the HH Ownership Period with respect to the Company; (iv) installment sale or open transaction disposition made within the HH Ownership Period by the Company; or (v) prepaid amount received by the Company within the HH Ownership Period.
(j)    No written claim has ever been made by a Governmental Entity in a jurisdiction where the Company does not file a Tax Return that the Company may be subject to Taxes assessed by such jurisdiction. The Company is not subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country.
(k)    The Company has not participated in any "listed transactions" within the meaning of Treasury Regulations Section 1.6011-4.
(l)    The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify in whole or in part for Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).
(m)    The Company is in compliance in all material respects with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. All intercompany arrangements have been adequately documented, and such documents have been duly executed, in a timely manner. The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of all applicable transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code.

5.7    Litigation. Except as set forth on Section 5.7 of the Disclosure Schedule, (a) there is no action, suit, proceeding, order, investigation, or claim pending or, to the Seller’s knowledge, threatened against the Company or its property, at law or in equity, or before or by any governmental department, commission, board, bureau, agency, or instrumentality; (b) there are no arbitration proceedings under collective bargaining agreements or otherwise or, to the Seller’s knowledge, governmental investigations with respect to the Company or affecting its property, and (c) to Seller’s actual knowledge, no reasonable basis exists for any meritorious claim against the Company or its properties that would be material to the Company.
5.8    Exclusive Representations and Warranties. Except for the representations and warranties expressly made by the Seller Parties in Article IV and this Article V, as applicable, neither Seller, the Company nor any other Person makes any express or implied representation or warranty on behalf of or with respect to any of Seller, the Company, the Purchased Shares or the transactions contemplated by this Agreement or the other Transaction Documents, and the Seller Parties hereby disclaim any representation or warranty not contained in Article IV or Article V.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Seller Parties that each statement contained in this Article VI is true and correct as of the date hereof.
6.1    Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification.
6.2    Authority and Enforceability. Buyer has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the other Parties hereto, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies.
6.3    No Conflicts; Consents.
(a)    The execution and delivery of this Agreement by Buyer do not, and the consummation by Buyer of the transactions contemplated hereby will not, (i) violate the provisions of any Organizational Document of Buyer, (ii) violate any Contract to which Buyer is a party, (iii) violate any Law of any Governmental Entity applicable to Buyer on the date hereof or (iv) result in the creation of any Liens upon any of the assets owned or used by Buyer, except in each such case where such violation or Lien would not be material to Buyer or impair or delay in any material respect the ability of Buyer to perform its obligations under this Agreement.
(b)    No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain which would not reasonably be expected to (i) be material to Buyer or (ii) materially impair or delay the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated hereby.
6.4    Legal Proceedings. There is no Proceeding that is pending or, to Buyer’s Knowledge, threatened (i) against or involving, directly or indirectly, Buyer or (ii) seeking to prevent or challenge any of the transactions contemplated hereby, in each case that would reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder.
6.5    Financial Capability. Buyer (i) subsequent to the Closing will have, together with the Company, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, (ii) as of the date hereof, has not incurred any obligation, commitment, restriction or Liability of any kind which would impair or adversely affect Buyer’s right or ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and (iii) as of the date hereof, has delivered to Seller a true, correct and complete copy of an executed commitment letter (the “Commitment Letter”) with the Financing Sources party thereto to provide Buyer debt financing in the aggregate amount sufficient to make the Closing Payment (the “Financing”). The Commitment Letter is a legal, valid and binding obligation of Buyer and, to Buyer’s Knowledge, the other parties to the Commitment Letter, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting enforcement of creditors’ rights generally and general equitable principles, and is in full force and effect as of the date hereof.
6.6    Brokers. Other than as set forth on Section 6.6 of the Disclosure Schedule, neither Buyer nor any of its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or its Affiliates could become liable or obliged.
6.7    Investment Intent. Buyer is acquiring the Purchased Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof in violation of federal or state securities Law. In acquiring the Purchased Shares, Buyer is not offering or selling, and will not offer or sell, for Seller in connection with any distribution of the Purchased Shares, and Buyer will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws. Buyer acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Purchased Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Purchased Shares. Buyer is an “accredited investor” as such term is defined in Regulation D under the U.S. Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”). Buyer understands that the Purchased Shares have not been registered pursuant to the Securities Act or any applicable state securities Laws, that the Purchased Shares will be characterized as “restricted securities” under federal securities Laws and that under such Laws and applicable regulations the Purchased Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

6.8    Investigation. Buyer is a sophisticated entity, is knowledgeable about the industry in which the Company operates, experienced in investments in such businesses and able to bear the economic risk associated with the purchase of the Purchased Shares. Buyer has such knowledge and experience as to be aware of the risks and uncertainties inherent in the purchase of equity interests and related contractual rights and obligations of the type contemplated in this Agreement, as well as the knowledge of the Company and its operations in particular, and has independently, based on such information made its own analysis and decision to enter into this Agreement. Buyer had access to the books, records, facilities and personnel of the Company for purposes of conducting its due diligence investigation of the Company.
6.9    Disclaimer Regarding Projections. Buyer may be in possession of certain plans, projections and other forecasts regarding the Company. Buyer acknowledges that there are substantial uncertainties inherent in attempting to make such plans, projections and other forecasts and plans, and accordingly is not relying on them, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all plans, projections and other forecasts so furnished to it, and that Buyer shall have no claim against anyone with respect thereto. Accordingly, Buyer acknowledges that, without limiting the generality of this Section 6.9, neither Seller nor any of its Representatives has made any representation or warranty with respect to such projections and other forecasts and plans.
6.10    Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, Buyer and the Company shall: (a) be able to pay their respective short term liabilities as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (not including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on their collective business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or the Company.
6.11    Legal Impediments. There are no facts relating to Buyer, any applicable Law or any agreement to which Buyer is a party that would disqualify Buyer from obtaining control of the Company or that would prevent, delay or limit the ability of Buyer to effect the Closing.
6.12    No Knowledge of Breach. Buyer does not know of any breach of warranty or any misrepresentation by the Seller Parties hereunder or of any condition or circumstance that would excuse Buyer from performance of its obligations under this Agreement.
6.13    No Other Representations or Warranties.
(a)    It is the explicit intent of each Party hereto that Buyer is not making any representation or warranty whatsoever, express or implied, except those representations and warranties expressly set forth in this Article VI.
(b)    Buyer hereby acknowledges and agrees that, (i) except for the representations and warranties set forth in Article IV or Article V, neither Seller, the Company nor any other Person has made or is making any express or implied representation or warranty with respect to any of Seller, the Company, the Purchased Shares or the transactions contemplated by this Agreement or the other Transaction Documents and the accuracy or completeness of the information, records, and data now, heretofore, or hereafter made available to Buyer in connection with this Agreement (including any description of the Company, the Assets, revenue, price and expense assumptions, financial projections or forecasts, or any other information furnished to Buyer by Seller or any Representative of Seller (including the Company) or any representative thereof) are hereby expressly disclaimed and (ii) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Seller Parties in Article IV and Article V and no other representations and warranties of Seller, the Company or any other Person or any other information provided by, for or on behalf of, Seller, the Company or any other Person to Buyer in connection with the transactions contemplated by this Agreement.
ARTICLE VII
COVENANTS
7.1    Support Obligations.
(a)    Buyer recognizes that Seller or certain of the Non-Company Affiliates have provided guarantees or other credit support to or on behalf of the Company (such support obligations, as entered into, modified or replaced from time to time, are hereinafter referred to as the “Support Obligations”)).
(b)    As promptly as practicable, Buyer shall use reasonable best efforts to replace the Support Obligations, and Seller and Buyer shall cooperate, and each shall use its reasonable best efforts, to effect the full and unconditional release, effective as of the Closing Date, of Seller or the applicable Non-Company Affiliate from all Support Obligations and all obligations and liabilities in respect thereof, by (among other things):
(i)    furnishing a letter of credit to replace each existing letter of credit that is a Support Obligation containing terms and conditions that are substantially similar to the terms and conditions of such existing letter of credit;
(ii)    replacing any bonding/surety program on substantially similar terms and conditions to the existing bonding agreement;
(iii)    replacing any other security agreement or arrangement on substantially similar terms and conditions to the existing security agreement or arrangement that is a Support Obligation; and/or
(iv)    providing additional guarantees or assurances to induce beneficiaries of guarantees made by Seller or certain of the Non-Company Affiliates to release Seller or certain of the Non-Company Affiliates from such guarantees.
In each case, Buyer shall ensure any credit support provided pursuant to this Section 7.1(b) satisfies all of the credit support provisions of the applicable Contract. For the avoidance of doubt, it is specifically acknowledged and agreed by the Parties that Seller shall not be obligated to incur, pay, reimburse or provide or cause any of their Affiliates to incur, pay, reimburse or provide, any liability, compensation, consideration or charge in order to replace the Support Obligations.
(c)    Buyer and Seller shall cooperate, and each shall use their reasonable best efforts, to cause the beneficiary or beneficiaries of such Support Obligations to (i) remit any cash and cash equivalents (including any interest payable thereon) to Seller or one of its Non-Company

Affiliates, as applicable, held under any escrow or cash collateral arrangement that is a Support Obligation promptly following the replacement of such escrow or cash collateral arrangement pursuant to Section 7.1(b)(ii) and (iii) terminate, surrender and redeliver to Seller, one of its Non-Company Affiliates or Seller’s other designee each original copy of each guaranty, letter of credit, bond, surety or other instrument constituting or evidencing such Support Obligations.
(d)    In the event that any of the Support Obligations are not replaced on or prior to the Closing, (i) to the extent Seller or any Non-Company Affiliates can terminate any Support Obligation, Seller may, or may cause the applicable Non-Company Affiliates to, following 30 days prior written notice to Buyer, terminate any such Support Obligation in its sole discretion, (ii) Buyer shall not be permitted to amend or modify any of the terms of such Support Obligations without the prior written consent of Seller or otherwise elect any options to extend the underlying obligation pursuant to which the Support Obligation has been provided without the prior written consent of Seller, and (iii) pending the release or replacement of the Support Obligations, Buyer shall indemnify and hold harmless Seller and any of its Non-Company Affiliates against all amounts paid or incurred by any of them pursuant to any such Support Obligations, including any damages that may be sustained by Seller or any of its Non-Company Affiliates as a result of any such Support Obligations, in respect of such Liability of the Company.
7.2    Conduct of Business. During the Pre-Closing Period, except (v) as set forth in Section 7.2 of the Disclosure Schedule, (w) as may be required by applicable Law or contractual obligations, (x) with Buyer’s consent (it being understood that the taking of any action by the current management team of the Company shall automatically be deemed to have been done with Buyer’s consent), or (y) as otherwise contemplated by this Agreement: (i) the Company shall use commercially reasonable efforts to (A) carry on its business in the ordinary course, and (B) preserve substantially intact its present business organization, and (ii) except as set forth in clauses “(v)” through “(y)” above, the Company shall not:
(a)    amend the Company’s Organizational Documents;
(b)    split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;
(c)    issue any shares of Company capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;
(d)    enter into or adopt any plan or agreement of complete or partial liquidation or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of Indebtedness in bankruptcy or other similar Laws now or hereafter in effect;
(e)    incur any indebtedness for borrowed money (other than borrowings under existing lines of credit, letters of credit or similar arrangements issued for the benefit of suppliers or manufacturers), or guarantee any such indebtedness, or issue or sell any debt securities or guarantee any debt securities of others, in each case, which would not be repaid in full or retired prior to the Closing;

(f)    acquire or agree to acquire by merging with, or by purchasing a portion of the stock or assets of, or by any other manner, any business or any entity;
(g)    sell or otherwise dispose of, lease or exclusively license any properties or assets of the Company which are material to the Company (including any intellectual property) other than in the ordinary course of business;
(h)    enter into any material Contract, amend in any material respect any material Contract or terminate any material Contract, in each case other than in the ordinary course of business consistent with past practice;
(i)    with respect to the Company, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes other than as required by applicable law, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;
(j)    waive, release, assign, compromise, commence, settle or agree to settle any Proceeding, other than waivers, releases, compromises or settlements in the ordinary course of business consistent with past practice that (i) involve only the payment of monetary damages not in excess of $25,000 individually or in the aggregate and (ii) do not include the imposition of equitable relief on, or the admission of wrongdoing by, the Company; or
(k)    agree or commit to take any of the actions described in clauses “(a)” through “(j)” of this Section 7.2.
7.3    Notification of Certain Events.
(a)    During the Pre-Closing Period, Seller shall promptly notify Buyer of, and furnish Buyer with any information it may reasonably request with respect to, the occurrence of any event or condition or the existence of any fact that may reasonably be expected to cause any of the conditions to the obligations of Buyer to consummate the purchase set forth in Section 2.1 not to be satisfied; it being understood that to the extent Seller knows that the current management team of the Company is aware of any such fact, the Seller shall be deemed to have complied with its obligations under this Section 7.3(a).
(b)    During the Pre-Closing Period, Buyer shall promptly notify the Company of, and furnish the Company with any information it may reasonably request with respect to, the occurrence of any event or condition or the existence of any fact that may reasonably be expected to cause any of the conditions to the obligations of Seller to consummate the purchase set forth in Section 2.1 not to be satisfied. Buyer’s satisfaction of its obligations in the foregoing sentence shall not relieve Buyer of any of its other obligations under this Agreement.

7.4    Disclaimer. Except as and to the extent expressly set forth in this Agreement, each of the Seller Parties hereby disclaims all Liability and responsibility for any statement or information made or communicated (orally, electronically, or in writing) to Buyer or any Affiliate or Representative thereof (including any opinion, information, or advice by any consultant, Affiliate or Representative of the Seller Parties) and expressly disclaim any representation or warranty in relation to (including about the accuracy, completeness, or truth of) any estimates, projections, forecasts, plans, budgets or other forward-looking statements by the Seller Parties or their respective Representatives to Buyer in connection with Buyer’s investigations of the Company and its Assets and Liabilities, whether in relation to financial matters or anything else.
7.5    Further Assurances. Following the Closing, Seller shall, and shall cause its Affiliates to, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by Buyer or the Company, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transaction contemplated hereby and thereby, or otherwise to carry out the intent and purposes of this Agreement.
7.6    Public Announcements. Buyer (for itself and, from and after the Closing, on behalf of the Company) and Seller shall not, nor shall any of their respective Affiliates, without the approval of the other Parties, divulge or disclose in any way or issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement or the terms and conditions hereof, including the Purchase Price, except to the extent required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the Party required to make the release or announcement shall allow the other Parties reasonable time to comment on such release or announcement in advance of such issuance; provided that each of the Company and Buyer may make internal announcements to their respective employees that are consistent with the prior public disclosures regarding the transactions contemplated hereby.
7.7    Tax Matters.
(a)    Preparation and Filing of Tax Returns.
(i)    Seller or its Affiliates shall prepare and timely file or cause to be prepared and timely filed (at Seller’s cost and expense) all Tax Returns reporting Taxes of an Affiliated Group of which the Company and Seller, and/or its direct or indirect regarded parents, are members, and shall pay all Taxes reflected thereon. Such Tax Returns shall include the income of the Company (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) for all taxable periods through the Closing Date, and Seller or its Affiliates (including its direct or indirect regarded parents) shall not make an election described in Treasury Regulation Section 1.1502-36(d)(6) with respect the transfer of the Purchased Shares contemplated by this Agreement on any such Tax Returns. All Tax Returns described in this Section 7.5(a)(i) shall be prepared and filed in a manner consistent with prior practice, except as required by applicable Law. Seller shall deliver to Buyer and the Company the Company’s pro forma Tax Return (calculated on a standalone entity basis) to be reflected in all Tax Returns described in this Section 7.7(a)(i) for review no less than 30 days before the applicable due date of such Tax Returns, along with supporting workpapers. Seller shall consider in good faith Buyer’s reasonable comments to such proforma Tax Returns to the extent they relate to matters that could reasonably be expected to result in a material increase in the Taxes of the Company in the Pre-Closing Tax Period or a material decrease in the U.S. federal income tax basis of the Company in its assets immediately following the Closing Date.
(ii)    Buyer shall prepare or cause to be prepared (at Buyer’s sole cost and expense) and timely file or cause to be timely filed all U.S. federal and state income Tax Returns not included in Section 7.7(a)(i) that are required to be filed by the Company solely with respect to any taxable period ending on or before the Closing Date. Buyer shall deliver to Seller all Tax Returns described in this Section 7.7(a)(ii) no less than 30 days before the applicable due date of such Tax Returns, along with supporting workpapers, for Seller’s review, comment, and approval (such approval not to be unreasonably withheld, conditioned or delayed). Any dispute in respect of this Section 7.7(a)(ii) shall be resolved by the Reviewing Accountant. The fees and expenses of the Reviewing Accountant shall be borne equally by Seller and Buyer. If any dispute with respect to a Tax Return under this Section 7.7(a)(ii) is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the Company deems correct, without prejudice to the resolution of such dispute with such Tax Return subsequently amended to reflect the resolution of such dispute.
(iii)    The Company shall prepare or cause to be prepared and timely file or cause to be timely filed all other Tax Returns not described in Section 7.7(a)(i) and Section 7.7(a)(ii) that are required to be filed by the Company with respect to any Pre-Closing Tax Period, including for any for any Straddle Period. The Company shall deliver to Seller all Tax Returns described in this Section 7.7(a)(iii) no less than 30 days before the applicable due date, along with supporting workpapers, for Seller’s review, comment, and approval (such approval not to be unreasonably withheld, conditioned or delayed). Any dispute in respect of this Section 7.7(a)(iii) shall be resolved by the Reviewing Accountant. The fees and expenses of the Reviewing Accountant shall be borne equally by the Company and Seller. If any dispute with respect to a Tax Return under this Section 7.7(a)(iii) is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the Company deems correct, without prejudice to the resolution of such dispute with such Tax Return subsequently amended to reflect the resolution of such dispute.
(b)    Allocation of Taxes. In the case of Taxes arising in a Straddle Period, except as provided in the next sentence, the allocation of such Taxes between the Pre-Closing Tax Period and the Post-Closing Tax Period portions of the Straddle Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date. In the case of any real property, personal property or similar ad valorem Taxes that are payable for a Straddle Period, the portion of such Tax that relates to the Pre-Closing Tax Period portion of the Straddle Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Straddle Period.
(c)    Cooperation on Tax Matters. Buyer, Seller and the Company shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request by the other Parties) the provision of records and information reasonably relevant to any such audit, litigation or other Proceeding.
(d)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other similar taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne 50/50 between Buyer and Seller but shall be paid by Seller when due. Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Laws, Buyer will join in the execution of any such Tax Returns and other documentation.
(e)    No Closing Date Tax Actions. Neither Buyer nor any of its Affiliates shall cause to be made any extraordinary transaction or event on the Closing Date that would reasonably be expected to result in any increased Tax Liability for which Seller would be required to provide indemnification or otherwise bear pursuant to this Agreement. Neither Buyer nor any of its Affiliates shall make or cause to be made any election under Sections 338 or 336(e) of the Code, or any similar provision of state, local or foreign Law, or cause any transaction or Tax accounting to be undertaken that would have a similar impact on the Company, Seller, and its Affiliates with respect to the transactions contemplated by this Agreement.
(f)    Additional Restrictions for Pre-Closing Tax Period Tax Returns and Associated Taxes. Buyer shall not, without prior written consent of Seller, file (except in the manner set forth in Section 7.7(a)(ii) or Section 7.7(a)(iii)), re-file or amend, or permit the Company to file (except in the manner set forth in Section 7.7(a)(ii) or Section 7.7(a)(iii)), re-file or amend, any Tax Return of the Company that was due on or prior to the Closing Date or for any Straddle Period, or enter or permit the Company to enter into discussions regarding any voluntary disclosure involving Taxes for any Pre-Closing Tax Period or Straddle Period.
(g)    Tax Contests. In the case of any notice of Tax deficiency, proposed Tax adjustment, Tax assessment, Tax audit, Tax examination or other administrative or court proceeding, suit, dispute or other claim with respect to Taxes of the Company other than with respect to a Tax Return prepared and filed pursuant to Section 7.7(a)(i) (a “Tax Claim”) that, if determined adversely to the Company would be grounds for a claim for indemnity pursuant to Section 9.2(a), Buyer shall upon receipt of notice of such Tax Claim inform Seller of such Tax Claim and Seller (at its sole cost and expense) shall have the right to control the conduct of such Tax Claim that relates solely to a taxable period that ends on or before the Closing Date; provided, however, that (i) Seller shall keep Buyer timely informed with respect to the commencement, status and nature of any such Tax Claim (including with respect to a proforma Tax Return of the Company prepared pursuant to Section 7.7(a)(i), but only to the extent the Tax Claim relates to matters that could reasonably be expected to result in a material increase in the Taxes of the Company in the Pre-Closing Tax Period or a material decrease in the U.S. federal income tax basis of the Company in its assets immediately following the Closing Date) or a Tax Return prepared and filed pursuant to Section 7.7(a)(ii)), and (ii) Seller shall not settle, compromise, or dispose of any such Tax Claim without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed (but for the avoidance of doubt, such Buyer rights shall only apply to a Tax Claim related to a proforma Tax Return of the Company prepared pursuant to Section 7.7(a)(i) to the extent the Tax Claim relates to matters that could reasonably be expected to result in a material increase in the Taxes of the Company in the Pre-Closing Tax Period or a material decrease in the U.S. federal income tax basis of the Company in its assets immediately following the Closing Date), and (iii) Buyer shall have the right to participate (at Buyer’s expense) in any such Tax Claim (other than a Tax Claim with respect to a Tax Return prepared and filed pursuant to Section 7.7(a)(i)). Buyer shall control the conduct of all other Tax Claims relating to the Company; provided, however, that with respect to any such Tax Claim that, if determined adversely to the Company would be grounds for a claim for indemnity pursuant to Section 9.2(a), (i) Buyer shall keep Seller timely informed with respect to the commencement, status and nature of any such Tax Claim, and (ii) Buyer shall not settle, compromise or dispose of any such Tax Claim without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. The failure by Buyer to provide the notice contemplated by this Section 7.7(g) shall not affect Seller’s obligations pursuant to Section 9.2(a), except to the extent, and in such amount as, Seller is materially adversely affected by such failure.
(h)    Closing Date Tax Period Matters. If the Company is permitted but not required under applicable state, local or foreign income Tax Laws to treat the Closing Date as the last day of a taxable period, then the Parties shall take and cause their Affiliates to take, such steps as may be reasonably necessary to treat the Closing Date as the last day of a taxable period.
7.8    Covenant Not to Compete.
(a)    For a period of three years following the Closing Date, Seller shall not, and shall cause its Subsidiaries not to, directly, or indirectly through another entity, own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in the Business within the United States of America, or in any other geographic location the Company is engaging in the Business on the Closing Date.
(b)    For a period of three years following the Closing Date, Seller shall not, and shall cause its Subsidiaries not to, directly, or indirectly through another entity, solicit any clients of the Company or knowingly assist any third parties to solicit any clients of the Company.
(c)    For a period of three years following the Closing Date, Seller shall not, and shall cause its Subsidiaries not to, directly, or indirectly through another entity, solicit for employment the employees of the Company (excluding public advertisements (including through recruiting or search firms) of employment not specifically targeted at employees of the Company in general).
(d)    Notwithstanding anything herein to the contrary, Section 7.8(a) shall not prohibit or be deemed to prohibit Seller or its Subsidiaries from, and Seller and its Subsidiaries will not be deemed in breach of Section 7.8(a) resulting from (a) owning or acquiring an investment of not more than three percent of the then-outstanding capital stock of any publicly-held Person whose stock is traded on a securities exchange, (b) engaging third parties for services competitive with the Company (whether for themselves or on behalf of their clients), provided that Seller shall not replace (or seek to replace) the Company for any work being performed by the Company on the date hereof for clients of Seller’s other businesses unless requested by such a client or (c) conducting all activities as currently conducted or planned to be conducted by Seller and its subsidiaries.
7.9    Releases.
(a)    Effective upon the Closing, Seller, on behalf of itself and its Subsidiaries (not including the Company) (the “Seller Releasors”), hereby irrevocably waives, releases and discharges Buyer and the Company and their respective Affiliates, stockholders, directors, officers, employees and representatives (the “Buyer Releasees”) from any and all Liabilities and obligations to the Seller Releasors of any kind or nature whatsoever (including in respect of any rights of contribution or indemnification), whether arising under any Contract or otherwise at Law or in equity, and whether or not then known (other than Liabilities that arise under this Agreement), and Seller, on behalf of itself and the Seller Releasors, agrees that it will not seek to recover any such Liabilities in connection therewith or thereunder from the Buyer Releasees; provided, however, that nothing in this Section 7.9(a) shall be deemed to constitute a release, discharge or covenant not to sue Buyer with respect to any claim, action, cause of action or suit for breach of this Agreement.
(b)    Effective upon the Closing, Buyer, on behalf of itself and its direct and indirect parent companies and Subsidiaries, including the Company after the Closing (the “Buyer Releasors”), hereby irrevocably waives, releases and discharges Seller, its Subsidiaries (not including the Company) and their respective Affiliates, stockholders, directors, officers, employees and representatives (the “Seller Releasees”) of and from any and all Liabilities and obligations to the Buyer Releasors of any kind or nature whatsoever (including in respect of any rights of contribution or indemnification), whether arising under any Contract or otherwise at Law or in equity, and whether or not then known (other than Liabilities that arise under this Agreement), and Buyer, on behalf of itself and the Buyer Releasors, agrees that it will not seek to recover any such Liabilities in connection therewith or thereunder from the Seller Releasees; provided, however, that nothing in this Section 7.9 shall be deemed to constitute a release, discharge or covenant not to sue Seller with respect to any claim, action, cause of action or suit for breach of this Agreement.
(c)    This Section 7.9 shall survive the Closing.
7.10    Wrong Pockets. If any Party receives any payment after the Closing for any product or service sold by or on behalf of the other Parties or in satisfaction of any receivable or similar obligation that is related to the business of Seller (in the case of Seller) or the business of the Company (in the case of Buyer), then such Party will promptly remit such funds to the appropriate other Party. Nothing in this Section 7.10 will impose any duty or obligation of any of the Parties to collect any payments or amounts for the other Parties.
7.11    Cooperation. From and after the Closing, the Parties shall, and shall cause their respective Affiliates, officers, employees, agents, auditors and other Representatives to, reasonably cooperate with each other and take such actions as may be reasonably requested and are consistent with the provisions of this Agreement to (a) ensure the orderly transition of the Company from Seller to Buyer and to minimize any disruption to Seller or the Company and the respective businesses of Seller and the Company that may result from the transactions contemplated hereby, (b) enable the requesting Party to adequately prepare its quarterly and annual financial statements for any period for the fiscal year ended December 31, 2017 or December 31, 2018 and (c) obtain for the requesting Party the benefits of the transactions contemplated hereby.
7.12    Access. During the Pre-Closing Period, and upon reasonable advance notice to the Company, the Company shall provide Buyer and Buyer’s representatives with reasonable access during normal business hours to the Company’s personnel, facilities and existing books and records for the purpose of enabling Buyer to verify the accuracy of the Company’s representations and warranties contained in this Agreement. From and after the Closing Date, upon reasonable prior notice, and except as determined in good faith to be necessary to (i) ensure compliance with any applicable Law, (ii) preserve any applicable privilege (including the attorney-client privilege), (iii) comply with any contractual confidentiality obligations, or (iv) restrict or prohibit access to confidential information (in the good faith judgment of the Party claiming such exception), the Parties shall, and shall cause each of their respective Affiliates and Representatives to (A) afford the Representatives of the other Parties and their respective Affiliates reasonable access, during normal business hours, to their properties, electronically stored data and information, and books and records in respect of the Company and the Purchased Shares, and permit copies of such materials to be made solely for use in connection with the reasonable business purposes described in this paragraph, (B) furnish to the Representatives of the other Parties and their respective Affiliates such additional financial and other information regarding the Company and the Purchased Shares as the other Parties and their respective Affiliates may from time to time reasonably request and (C) make available to the other Parties and their Affiliates those employees whose assistance, expertise, testimony, notes and recollections or presence may be necessary to assist the other Parties in connection with their inquiries for any reasonable business purpose referred to above; provided, however, that such investigation shall not unreasonably interfere with the business or operations of any Party or any of its Affiliates; and provided, further, that the auditors and accountants of the Parties shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so requested by a Party providing any information or access, the Party or its Affiliate seeking information or access shall enter into a customary and mutually acceptable joint defense agreement with respect to any information to be provided to the Party hereto seeking information or access pursuant to this Section 7.12.
7.13    Financing.
(a)    Subject to the terms and conditions of this Agreement, Buyer shall use its reasonable best efforts to obtain the Financing contemplated by the Commitment Letter, including taking, or causing to be taken, all actions and doing, or causing to be done, all things necessary, proper or advisable to obtain the Financing contemplated by the Commitment Letter. Buyer may amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Commitment Letter as of the date of this Agreement, or otherwise replace or amend the Commitment Letter, in each case, so long as such action would not (A) reasonably be expected to delay or prevent the Closing, (B) expand on, or provide for additional, conditions precedent to the initial funding of the Financing or (C) reduce the aggregate amount of the Financing at the Closing below an amount sufficient (when taken together with Buyer’s other available funds) to enable Buyers to pay the Purchase Price and the maximum amount of the Contingent Payment.
(b)    Buyer shall maintain in effect the Commitment Letter and negotiate definitive agreements with respect to the Financing on substantially the terms and conditions contained in the Commitment Letter. Upon the request of the Seller from time to time, Buyer shall keep the Seller informed on a reasonably current basis and in reasonable detail of the status of Buyer’s efforts to arrange the Financing. In the event that all conditions in the Commitment Letter have been satisfied or, upon funding will be satisfied, Buyer shall use its reasonable best efforts to cause the Financing Sources to fund on the Closing Date the financing required to consummate the transactions contemplated by this Agreement. In the event that all or a portion of the Financing becomes unavailable, Buyer shall use its reasonable best efforts to arrange replacement financing on terms not materially less favorable, taken as a whole, to Buyer than those under the Commitment Letter from alternative sources as promptly as practicable in an amount sufficient to consummate the transactions contemplated by this Agreement (and in such case references in this Agreement to the Commitment Letter shall be deemed to refer also to the agreements under which such replacement commitments are provided, references in this Agreement to the Financing shall be deemed to refer also to the financing contemplated thereby, and all obligations of Buyer pursuant to this Section 7.13 shall be applicable thereto to the same extent as with respect to the Commitment

Letter and the Financing). For the purposes of this Agreement, references to the “Commitment Letter” shall include such documents as permitted or required by this Section 7.13 to be amended, modified or replaced, in each case from and after such amendment, modification or replacement and references to the “Financing” shall include any such modified or alternative debt financing.
(c)    Buyer shall give the Seller prompt notice of any breach, default of, or actual withdrawal, repudiation or termination in writing by, any party to the Commitment Letter or of any condition not likely to be satisfied, in each case, of which Buyer becomes aware or any termination of the Commitment Letter.
ARTICLE VIII
CONDITIONS PRECEDENT
8.1    Buyer Conditions. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Buyer), at or prior to the Closing, of each of the following conditions:
(a)    Accuracy of Representations and Warranties. The representations and warranties set forth in Articles IV and V shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date).
(b)    Performance of Covenants. The Company and Seller shall have performed and complied with, in all material respects, all of its covenants contained in Article VII at or before the Closing (to the extent that such covenants require performance at or before the Closing).
(c)    No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and no material Law shall have been enacted since the date of this Agreement that makes consummation of the transactions contemplated by this Agreement illegal, except where the contravention of any such order or Law is not reasonably likely to result in material harm to the combined business of Buyer or the Company after the Closing.
(d)    Agreements and Documents. Buyer shall have received the deliverables set forth in Section 3.2(a).
(e)    Closing Certificate. An authorized officer of Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Sections 8.1(a) and (b) is satisfied in all respects.

8.2    Seller Conditions. The obligation of the Seller to effect the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller), at or prior to the Closing, of the following conditions:
(a)    Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth in Article VI shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date).
(b)     Performance of Covenants. Buyer shall have performed and complied with, in all material respects, all of their covenants contained in Article VII at or before the Closing (to the extent that such covenants require performance at or before the Closing).
(c)    No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect, and no material Law shall have been enacted since the date of this Agreement that makes consummation of the transactions contemplated by this Agreement illegal.
(d)    Closing Certificate. An authorized officer of Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Sections 8.2(a) and (b) is satisfied in all respects.
ARTICLE IX
INDEMNIFICATION
9.1    Survival. The representations and warranties made by the Company, Seller and Buyer in this Agreement shall expire and terminate and be of no further force and effect upon the 18-month anniversary of the Closing Date provided, that the representations and warranties in Sections 4.1, 4.2, 4.3, 4.5 5.1, and 5.2 (the “Fundamental Representations”) and Section 5.6 shall expire and terminate and be of no further force and effect on the five year anniversary of the Closing Date (such applicable date, the “Claim Release Date”). The covenants and agreements contained herein which by their terms require performance prior to the Closing shall expire and terminate as of the Closing Date. The covenants and agreements contained herein which by their terms require performance following the Closing shall survive until fully performed in accordance with their terms. Any claims under this Agreement with respect to a breach of a representation and warranty, covenant or other agreement must be asserted by written notice within the Claim Release Date contemplated by this Section 9.1.
9.2    Indemnification.
(a)    Indemnification by Seller for Company Matters. Subject to the limitations set forth herein, from and after the Closing, without duplication of any other rights to recovery or indemnity set forth in this Agreement, Seller shall indemnify and defend Buyer against, and shall hold Buyer harmless from, any loss, liability, claim, charge, action, suit, proceeding, assessed interest, penalty, damage, Tax or expense (collectively, “Losses”) caused by or resulting from:
(i)    any breach of any representation and warranty of Seller set forth in Article IV or the Company set forth in Article V;

(ii)    any breach prior to the Closing by the Seller Parties or following the Closing by Seller of their respective covenants or agreements contained in this Agreement; or
(iii)    Pre-Closing Taxes.
(b)    Indemnification by Buyer. Subject to the limitations set forth herein, from and after the Closing, Buyer shall indemnify and defend Seller against, and shall hold Seller harmless from, any Losses caused by or resulting from:
(i)    any breach of any representation and warranty of Buyer set forth in Article VI;
(ii)    any breach of any covenant or agreement of Buyer contained in this Agreement; or
(iii)    any Liability arising out of the Earnout Obligation.
9.3    Indemnification Limitations.
(a)    Seller shall not be liable for any Losses (i) unless the Claim for such Losses is brought prior to the Claim Release Date, and (ii) unless and until the aggregate amount of Losses incurred by Buyer with respect to all such Claims exceeds $100,000 (the “Deductible”), in which case Seller shall be liable only for the amount of such indemnifiable Losses in excess of the Deductible amount.
(b)    Buyer shall not be entitled to indemnification pursuant to Section 9.2(a)(i) for breaches of representations in Article V, and Seller shall not be liable for Losses in respect thereof, in excess of $500,000 (the “Cap”). Buyer shall not be entitled to indemnification pursuant to Section 9.2(a)(i) for breaches of representations in Article IV, and Seller shall not be liable for Losses in respect thereof, in excess of an amount equal to the Purchase Price plus the amount of the Contingent Payment actually paid to Seller or that is due and payable to Seller (it being understood that if no Contingent Payment has actually been paid to Seller, Buyer’s ability to recover amounts in excess of the Purchase Price will be limited only to setoff of amounts due and payable in respect of the Contingent Payment). Notwithstanding the foregoing, the Cap shall not apply to any indemnification obligations for any breach of any of the Fundamental Representations; provided, however, in no event shall Seller be obligated to indemnify Buyer under this Article IX in excess of an amount equal to the Purchase Price plus the amount of the Contingent Payment actually paid to Seller or that is due and payable to Seller (it being understood that if no Contingent Payment has actually been paid to Seller, Buyer’s ability to recover amounts in excess of the Purchase Price will be limited only to setoff of amounts due and payable in respect of the Contingent Payment), except in the case of fraud by Seller.
(c)    Furthermore, no claim for indemnification may be made or pursued (and each Party, as applicable, expressly waives any right to indemnification) (i) for any matters expressly referred to in the Disclosure Schedule, (ii) for any consequential damages that are not reasonably foreseeable, special or punitive damages, economic loss or loss of profits, except to the extent such damages or loss are payable to a third party, (iii) for any matters attributable to the acts of, or on behalf of or consented to by, such Party, (iv) by Buyer or any of its successors or assigns, after the Purchased Shares, Assets, or business to which the claim relates cease to be owned by or controlled by Buyer, (v) by Buyer for any environmental matter, unless and until a Third Party

Claim has been made against Buyer by any third party (other than Affiliates of Buyer), including any Governmental Entity, (vi) by Buyer for any matter under Section 9.2(a)(i) for misrepresentations of Article V (other than Fundamental Reps) to the extent such Buyer has Buyer Knowledge of such claim as of the date hereof or the Closing, or for misrepresentations of the Fundamental Representations of Article V to the extent Buyer has actual knowledge (i.e., no reasonable inquiry obligation or constructive knowledge) of such claim as of the date hereof, or (vii) by Buyer for the effect of any multiple or multiplier that may have been used by Buyer in its projections or computation of the Total Purchase Price.
(d)    Each Indemnitee must mitigate in accordance with applicable Law any Losses for which such Indemnitee seeks indemnification hereunder. If the Indemnitee mitigates its Losses after the Indemnitor has paid the Indemnitee under any indemnification provision of this Agreement in respect of such Losses, the Indemnitee must notify the Indemnitor and pay to the Indemnitor to the extent of the value of the benefit to the Indemnitee of that mitigation (less the Indemnitee’s reasonable costs of mitigation) within five Business Days after the benefit is received. Notwithstanding the foregoing, nothing in this Section 9.3(d) shall apply to Buyer in connection with the preparation or filing of any Tax Returns.
(e)    Notwithstanding anything herein to the contrary, the amount of any Losses for which indemnification is provided under this Article IX shall be net of (i) any amounts recovered by the Indemnitee pursuant to any indemnification by or indemnification agreement with any third party, and (ii) any insurance proceeds or other cash receipts or sources of reimbursement received that reduce the amount of such Losses (and no right of subrogation shall accrue to any insurer or third party indemnitor hereunder) (each such Person named in clauses (i) and (ii), a “Collateral Source”); provided that Buyer shall be under no obligation to bring a lawsuit against any insurer to obtain such recovery. If the amount to be netted hereunder from any payment required under this Article IX is determined after payment by the Indemnitor of any amount otherwise required to be paid to an Indemnitee pursuant to this Article IX, the Indemnitee shall repay to the Indemnitor, promptly after such determination, any amount that the Indemnitor would not have had to pay pursuant to this Section 9.3(e) had such determination been made at the time of such payment. Any Indemnitor may, in its sole discretion, require any Indemnitee to grant an assignment of the right of such Indemnitee to assert a claim against any Collateral Source. In the event of such assignment, the Indemnitor will pursue such claim at its own expense.
(f)    Neither Seller nor any Person claiming by or through Seller shall have any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or other liability to which it may be subject under or in connection with this Agreement or the transactions contemplated hereby.
9.4    Escrow Fund. Cash in an amount equal to the Escrow Amount shall be deposited with Citibank (or another institution selected by Buyer and reasonably satisfactory to Seller) as escrow agent (the “Escrow Agent”) pursuant to Section 2.2(b), such deposit, together with any interest that may be earned thereon, to constitute an escrow fund (the “Escrow Fund”) and to be governed by the provisions set forth herein and in the Escrow Agreement. The Escrow Fund shall be available to compensate Buyer (on behalf of itself or any other Buyer indemnified person) for indemnifiable Losses pursuant to the indemnification obligations of the Seller.

9.5    Effect of Investigation. No fact, event, circumstance, condition or other matter that, in the absence of this Section 9.5, would constitute a breach of any representation or warranty of the Seller Parties set forth in this Agreement shall be deemed to constitute, give rise to or result in a breach by the Seller Parties of any representation or warranty set forth in this Agreement for which Buyer would be entitled to be indemnified pursuant to this Article IX, and Buyer shall not have any claim or right to indemnification pursuant to this Article IX with respect to any Losses for breach of any representation of the Seller Parties set forth in this Agreement, and the Seller Parties shall not have or be subject to any liability to Buyer, related to or arising out of any fact, event, circumstance, condition or other matter, in each case if such fact, event, circumstance, condition or other matter was disclosed in any section of the Disclosure Schedule with reasonable clarity and specificity or, with respect to the representations and warranties in Article V, for which Buyer had Buyer Knowledge of as of the Closing Date, or with respect to the representations and warranties in Article IV, for which Buyer had Buyer Actual Knowledge of as of the Closing Date.
9.6    Indemnification Procedures for Third Party Claims.
(a)    In the event that any claim or demand, or other circumstance or state of facts which could give rise to any claim or demand, for which an Indemnitor may be liable to an Indemnitee hereunder (each, a “Claim”) is asserted or sought to be collected by a third party (“Third Party Claim”), the Indemnitee shall as soon as practicable notify the Indemnitor in writing of such Third Party Claim (“Notice of Claim”) and provide a copy of such Notice of Claim to the Escrow Agent. The Notice of Claim shall (i) state that the Indemnitee has paid or properly accrued Losses or reasonably anticipates that it may incur Liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated Liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder. The Indemnitee shall enclose with the Notice of Claim a copy of all papers served with respect to such Third Party Claim, if any, and any other documents evidencing such Third Party Claim.
(b)    If a Third Party Claim is seeking money damages only in an amount that is less than the Escrow Fund then available to satisfy such Third Party Claim, the Indemnitor shall have 60 days from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense including the payment of all fees and expenses incurred in connection with defense thereof (a “Third Party Defense”) and as a condition to Indemnitor assuming such defense Indemnitor must agree to indemnify Indemnitee for all Losses resulting from such Third Party Claim and must include a statement to such effect in the notice given to the Indemnitee. If the Indemnitor assumes the Third Party Defense in accordance herewith, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim but the Indemnitor shall control the investigation, defense and settlement thereof, (ii) the Indemnitee shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor and (iii) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for any remedy other than money damages without the prior written consent of the Indemnitee. The Parties shall use commercially reasonable efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The Parties shall also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnitor has assumed the Third Party Defense, such Indemnitor shall not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent.
(c)    If the Indemnitor does not assume the Third Party Defense within 90 days of receipt of the Notice of Claim, the Indemnitee will be entitled to assume the Third Party Defense, at its sole cost and expense (or, if the Indemnitee incurs a Loss with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to Section 9.2(a) or Section 9.2(b), as applicable, at the expense of the Indemnitor) upon delivery of notice to such effect to the Indemnitor; provided that the (i) Indemnitor shall have the right to participate in the Third Party Defense at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof, (ii) the Indemnitee shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed), and (iii) the Indemnitor shall not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent.
(d)    Notwithstanding anything to the contrary in this Section 9.6, Section 7.7(g) and not this Section 9.6 shall apply to any Claims with respect to Taxes.
9.7    Indemnification Procedures for Non-Third Party Claims. The Indemnitee shall provide the Indemnitor and Escrow Agent a Notice of Claim promptly following its discovery of any matter that does not involve a Third Party Claim. Such Notice of Claim shall (i) state that the Indemnitee has paid or properly accrued Losses or reasonably anticipates that it may incur Liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated Liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder. In the event that the Indemnitor does not notify the Indemnitee that it disputes such claim within 30 days from receipt of such Notice of Claim, the Indemnitee shall send a second Notice of Claim to the Indemnitor. If the Indemnitor does not acknowledge in writing its obligation to indemnify the Indemnitee with respect to such Losses within 45 days after its receipt of the Notice of Claim, the Indemnitor shall be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to it under this Agreement. The Indemnitee shall reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

9.8    Exclusive Remedy. Buyer acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all Losses arising out of, relating to or connected with this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article IX (other than (i) as provided in Section 11.12 for specific performance and in Section 7.7(a)(i), or (ii) with respect to a non-appealable judgment of a court of competent jurisdiction that any breach or inaccuracy of a representation or warranty was based upon the intentional fraud of Seller). Without limiting the generality or effect of the foregoing, as a material inducement to the other Parties hereto entering into this Agreement, Buyer hereby waives, from and after the Closing, any claim or cause of action, known and unknown, foreseen and unforeseen, which it or any of its Affiliates (including, from and after the Closing, the Company) may have against the other Parties hereto, including without limitation under the common law or federal or state securities Laws, trade regulation Laws or other Laws (including any relating to Tax, environmental or employee matters), by reason of this Agreement, the events giving rise to or the subject matter of this Agreement and the transactions contemplated hereby, except for claims or causes of action brought under and subject to the terms and conditions of the provisions contained in this Article IX (other than as provided in Section 11.12 for specific performance and in Section 7.7(a)(i)).
9.9    Setoff. Subject to the limitations of the Seller’s liability set forth in Section 9.3, in the event of any Losses for which any Buyer indemnified person has a right to indemnification under this Agreement, the Buyer may offset the amount of such Losses against the Contingent Payment to the extent unpaid and due and payable. On giving notice of a claim for indemnity pursuant to this Article IX, the Buyer will have the right to withhold payment of that portion of the Contingent Payment that equals the amount of the estimated Losses, and such withholding will not constitute a default under this Agreement or any Transaction Documents. The right to indemnification for such Buyer indemnified persons will not be limited to the amount of setoff under this Section 9.9.
9.10    Characterization of Indemnification Payments. Except as otherwise required by applicable Law, the Parties shall treat any indemnification payment made hereunder as an adjustment to the Total Purchase Price for all purposes, including U.S. federal and applicable state and local income Tax purposes.
ARTICLE X
TERMINATION
10.1    Termination This Agreement may be terminated prior to the Closing:
(a)    by mutual written consent of Buyer and the Company;
(b)    by either Buyer or the Company, by written notice to the other party, if the transactions contemplated by this Agreement shall not have been consummated by March 31, 2018; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(b) if the failure to consummate the transactions contemplated by this Agreement by March 31, 2018 is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Closing;
(c)    by either Buyer or Seller, by written notice to the other party, if a court of competent jurisdiction shall have issued a final and non-appealable order having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this

Agreement; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(c) if such party did not use commercially reasonable efforts to have such order vacated prior to its becoming final and nonappealable;
(d)    by Buyer, by written notice to Seller, if Seller shall have materially breached or materially failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which material breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.1(a) or (b) and (ii) cannot be or has not been cured within 30 calendar days following receipt by Seller of written notice of such material breach or failure to perform; or
(e)    by Seller, by written notice to Buyer, if Buyer shall have materially breached or materially failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which material breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2(a) or (b) and (ii) cannot be or has not been cured within 30 calendar days following receipt by Buyer of written notice of such material breach or failure to perform.
10.2    Procedure Upon Termination. The Party desiring to terminate this Agreement pursuant to Section 10.1 (other than pursuant to Section 10.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefore described in reasonable detail.
10.3    Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect without liability of any party to the other party hereto; provided that if such termination shall result from the intentional failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. This Section 10.3 and Article XI shall survive the termination of this Agreement and shall remain in full force and effect. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in any confidentiality agreements between the Parties, all of which obligations shall survive termination of this Agreement in accordance with their terms.
ARTICLE XI
MISCELLANEOUS
11.1    Expenses. Except as expressly provided in this Agreement, each of the Parties shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated hereby are consummated.

11.2    Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile or email of a portable document file (pdf), with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the immediately following Business Day, or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
If to Buyer, to:

c/o 3Q Digital Holdings, Inc.
155 Bovet Road, Suite 480
San Mateo, CA 94402
Attention:    Maury Domengeaux
Email: maury@3qdigital.com
With a required copy to:

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
Attention:    Gordon Ho
Facsimile:    (650) 644-0160
Email: gho@cooley.com

If to Seller, to:

HARTE HANKS, INC.
9601 McAllister Freeway, Suite 610
San Antonio, TX 78216-4632
Attention:    General Counsel
Facsimile:    (210) 829-9139
With a required copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention:     Richard B. Aldridge
    Andrew R. Mariniello
Facsimile:    (215) 963-5001
or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.3    Amendments and Waivers. This Agreement shall not be amended or modified except by written instrument duly executed by Buyer and the Seller Parties. No waiver by any Party, whether express or implied, of any right under any provision of this Agreement shall constitute a waiver of such Party’s rights under any other provision of this Agreement, nor shall any such waiver constitute a waiver of such Party’s right at any other time or unless it is made in writing and signed by the Party waiving the condition. No failure by either Party to take any action with respect to any breach of this Agreement or default by the other Party shall constitute a waiver of such Party’s right to enforce any provision of this Agreement against such other Party or to take action with respect to such breach or default or of any subsequent breach or default by such other Party.
11.4    Successors and Assigns. This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns.
11.5    Governing Law. This Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
11.6    Consent to Jurisdiction. Each of the Parties irrevocably submits to the exclusive jurisdiction of the state courts of the State of Delaware and the United States District Court for the District of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons in any state court located in the City of Wilmington, Delaware. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 11.6. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the District of Delaware or (b) any state court located in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
11.7    Counterparts. This Agreement may be executed in two or more counterparts and any Party hereto may execute such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument. This Agreement shall become effective when all Parties shall have received a counterpart hereof signed by the other Parties. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile or as an attachment to an electronic mail message in “pdf” or similar format with original copies to follow by mail or courier service.
11.8    No Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the Parties and their respective successors and permitted assigns any rights or remedies hereunder.
11.9    Entire Agreement; Disclosure Schedule, Schedules, and Exhibits.
(a)    This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and Schedules, set forth the entire understanding of the Parties with respect to the transactions contemplated hereby. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.
(b)    The Disclosure Schedule and all other Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement. Matters reflected on the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected on the Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The sections of the Disclosure Schedule have been arranged for purposes of convenience in separately titled sections corresponding to the sections of the Agreement; however, each section of the Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule to the extent it is reasonably apparent that the disclosure of such matter is applicable to such section of the Disclosure Schedule.
11.10    Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
11.11    Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11.12    Specific Performance. Each of the Parties agrees that irreparable harm would occur and that the Parties may not have any adequate remedy at law (a) for any actual or threatened breach of the provisions of this Agreement or (b) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. Each of the Seller Parties and Buyer shall be entitled, in addition to any other remedy to which such Party is entitled at law or in equity, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement including to consummate the purchase and sale of the Purchased Shares.
11.13    Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.
11.14    Conflict of Interest. If Seller so desire, without the need for any consent or waiver by the Company or Buyer, Morgan, Lewis & Bockius LLP (“ML”) shall be permitted to represent Seller after the Closing in connection with any matter, including without limitation, anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, ML shall be permitted to represent Seller, any of their agents and Affiliates or any one or more of them in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Buyer, the Company or any of its agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with ML, unless and to the extent ML is specifically engaged in writing by the Company to represent the Company after the Closing and either such engagement involves no conflict of interest with respect to Seller or Seller consents in writing at the time to such engagement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

BUYER:

3Q DIGITAL HOLDINGS, INC.

By:	/s/ David Rodnitzky
Name:	David Rodnitzky
Title:	CEO

COMPANY:

3Q DIGITAL, INC.

By:	/s/ Robert L. R. Munden
Name:	Robert L. R. Munden
Title:	EVP, General Counsel & Secretary

SELLER:

HARTE HANKS, INC.

By:	/s/ Robert L. R. Munden
Name:	Robert L. R. Munden
Title:	EVP, General Counsel & Secretary

[Signature Page to Purchase and Sale Agreement]

(See attached)

Exhibit E
Form of Escrow Agreement
(See attached)

EXECUTION VERSION

Exhibit A
Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of February 28, 2018 (the “Effective Date”), by and among Harte Hanks, Inc., a Delaware corporation (“Assignor”), 3Q Digital Holdings, Inc., a Delaware corporation (“Assignee”) and Maury Domengeaux, in his capacity as representative of the Effective Time Holders (as defined in the Merger Agreement (as defined below)) (the “Representative”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement. Assignor and Assignee are each referred to herein as a “Party”, and collectively as the “Parties.”
RECITALS
WHEREAS, pursuant to that certain Purchase and Sale Agreement, dated as of February 28, 2018 (the “Purchase Agreement”), by and between Assignor, Assignee and 3Q Digital, Inc., a Delaware corporation (“3Q”), the Parties have agreed to, among other things, assign, transfer, and convey to Assignee, and Assignee has agreed to assume, pay, discharge and/or perform when due, all obligations of Assignor to make any Earnout Payment (as such term is defined in that certain Agreement and Plan of Merger, dated as of March 16, 2015, by and among Assignor, Harte Hanks Smart, Inc., 3Q and Maury Domengeaux, as Representative (as amended by that certain Agreement, dated as of May 1, 2017, and as further amended from time to time, the “Merger Agreement”)) under the Merger Agreement;
WHEREAS, this Agreement is being executed and delivered pursuant to Section 3.2(a)(ii) and 3.2(b)(ii) of the Purchase Agreement; and
WHEREAS, Section 10.2 of the Merger Agreement allows the assignment of obligations by Assignor with the consent of the Representative.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the undersigned Parties agree as follows:
1.Assignment and Assumption. Assignor hereby assigns, transfers, and conveys to Assignee all obligations of Assignor under the Merger Agreement relating to the Earnout Amount, including, but not limited to, all obligations of Assignor under and pursuant to Section 2.7 and 2.8 of the Merger Agreement and obligations to make any Earnout Payment under the Merger Agreement (including any interest that may become due thereon), and all federal, state or local tax consequences of the Earnout Payment, any payroll taxes or other withholding tax obligations arising with respect to the Earnout Payment (the “Assigned Earnout Obligation”), and Assignor does hereby bind itself, and its respective successors and assigns, and Assignee does hereby accept the assignment by Assignor to Assignee of the Assigned Earnout Obligation.

2.Delivery of Transfer Documents. Assignor agrees that it shall promptly deliver to Assignee such additional bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to sell, transfer, assign, and convey to Assignee the Assigned Earnout Obligation. At Assignee’s reasonable request, Assignor will furnish Assignee with such information and documents in Assignor’s possession or under Assignor’s control or which Assignor can execute or cause to be executed as will enable Assignee to prosecute any and all pending claims, applications and the like which may be assigned hereunder.

3.Terms of Merger Agreement. The scope, nature, and extent of the Assigned Earnout Obligation are expressly set forth in the Merger Agreement. Nothing contained herein shall change, amend, extend, or alter (nor should it be deemed or construed as changing, amending, extending, or altering) the terms or conditions of the Merger Agreement in any manner whatsoever.

4.Indemnification of Assignor. From and after the date hereof, Assignee shall indemnify and defend Assignor and its affiliates against, and shall hold Assignor harmless from, any loss, liability, claim, charge, action, suit, proceeding, assessed interest, penalty, damage, tax or expense caused by, arising out of, relating to or resulting from the Assigned Earnout Obligation, including without limitation any claims by or on behalf of the Effective Time Holders in respect thereof.

5.Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.Successors and Assigns. This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns.

7.Governing Law. This Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

8.Consent to Jurisdiction. Each of the Parties irrevocably submits to the exclusive jurisdiction of the state courts of the State of Delaware and the United States District Court for the District of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons in any state court located in the City of Wilmington, Delaware. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s

[THIS IS THE LAST PAGE OF THE ASSIGNMENT AND ASSUMPTION AGREEMENT]

respective address set forth in the Purchase Agreement shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 7. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the District of Delaware or (b) any state court located in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.Counterparts. This Agreement may be executed in two or more counterparts and any Party hereto may execute such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument. This Agreement shall become effective when all Parties shall have received a counterpart hereof signed by the other Parties. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile or as an attachment to an electronic mail message in “pdf” or similar format with original copies to follow by mail or courier service.

10.Representative Consent. The Representative, by his execution below, hereby consents in his capacity as Representative to the Effective Time Holders, to assignment of the Assigned Earnout Obligation. The Representative hereby represents and warrants to the other parties hereto that it has full power, authority to execute and deliver this Agreement on behalf of the Effective Time Holders and to consent to the transactions contemplated hereby; that the execution and delivery of this Agreement by the Representative (on behalf of the Effective Time Holders) has been duly and validly authorized by the Effective Time Holders; and that this Agreement has been duly and validly executed and delivered by the Representative on behalf of the Effective Time Holders, and constitutes the Representative’s (on behalf of the Effective Time Holders) binding obligation enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Parties have caused this Agreement to be duly executed on and as of the Effective Date.

HARTE HANKS, INC.

By:
Name:
Title:

3Q DIGITAL HOLDINGS, INC.

By:
Name:
Title:

REPRESENTATIVE

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]

Exhibit D
Form of Transition Services Agreement

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of February 28, 2018 (the “Effective Date”), by and among 3Q Digital Holdings, Inc., a Delaware corporation (“Purchaser”), 3Q Digital, Inc., a Delaware corporation (the “Company”) and Harte Hanks, Inc., a Delaware corporation (“Seller”). Purchaser, the Company and Seller may each be referred to herein individually as a “Party” and together as the “Parties.”
WHEREAS, Seller and the Purchaser are parties to that certain Purchase and Sale Agreement, dated on or about February 28, 2018 (the “Purchase Agreement”), pursuant to which Purchaser (or one of its affiliates) is acquiring from Seller (or one of its affiliates) all of the issued and outstanding capital stock of the Company;
WHEREAS, (i) the Company has been receiving certain services in support of its operations from Seller and its Subsidiaries (excluding the Company); and
WHEREAS, as a material inducement to Purchaser entering into the Purchase Agreement, Seller and the Purchaser desire to enter into this Agreement for the supply and purchase of certain Services for the time periods set forth herein and in the Schedules attached hereto.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, receipt and sufficiency of which are acknowledged, Seller and the Purchaser hereby agree as follows:
Article 1
DEFINITIONS; INTERPRETATION
1.1    Certain Definitions. As used in this Agreement and the Schedules hereto, the following terms have the following meanings:
“Additional Services” has the meaning set forth in Section 5.3.
“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) includes the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, by ownership of securities, contract or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Business Day” has the meaning set forth in the Purchase Agreement.
“Business Software” has the meaning set forth in Section 3.4.

“Company” has the meaning set forth in the Recitals.
“Effective Date” has the meaning set forth in the Preamble.
“Employee Services” means Services HR-1 (UK Welfare and Pension), HR-2 (401(k)), and HR-5 (Payroll).
“Extension Term” has the meaning set forth in Section 4.1.
“Force Majeure” means any events, conditions or circumstances which prevent or delay the performance by the Provider of any of its obligations under this Agreement which is beyond the reasonable control of the Provider, including: (a) war, acts of terrorism, conditions or events of nature, fire, explosion or blackout, or (b) Legal Requirements.
“Initial Term” has the meaning set forth in Section 4.1.
“Intellectual Property” has the meaning set forth in the Purchase Agreement.
“Legal Requirements” means all applicable U.S. and non-U.S. federal, state and local statutes, laws, regulations, rules, ordinances, codes and rules of common law.
“Party” and “Parties” have the respective meanings set forth in the Preamble.
“Person” shall be construed in the broadest sense possible and means and includes an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).
“Provider” has the meaning set forth in Section 2.4.
“Provider Indemnitees” means, collectively, the Provider, its Affiliates and their respective officers, directors, employees, shareholders, agents, servants and other representatives.
“Purchase Agreement” has the meaning set forth in the Recitals.
“Purchaser” has the meaning set forth in the Preamble.
“Recipient” has the meaning set forth in Section 2.4.
“Recipient Indemnitees” means, collectively, the Recipient, its Affiliates and their respective officers, directors, employees, shareholders, agents, servants and other representatives.
“Schedules” means the schedules attached to this Agreement.
“Seller” has the meaning set forth in the Preamble.
“Seller Services” has the meaning set forth in Section 2.1.
“Services” has the meaning set forth in Section 2.2.

“Service Fees” has the meaning set forth in Section 5.1.
“Services Standards” has the meaning set forth in Section 3.2.
“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.
“Term” has the meaning set forth in Section 4.1.
“Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006 or any other legislation in effect implementing the Acquired Rights Director 2001/23/EC as such legislation may be amended, modified, extended, varied, superseded, replaced, substituted or consolidated from time to time.
“Transition Services Representative” has the meaning set forth in Section 2.3.
“Willful Breach” shall have the meaning ascribed to it under Delaware law.
1.2    Capitalized Terms Not Defined Herein. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.
1.3    Rules of Construction.
(a)    In this Agreement, unless the context otherwise requires:
(i)    any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission, email or comparable means of communication;
(ii)    all terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively; and words expressed in the masculine shall include the feminine and neuter gender and vice versa;
(iii)    references to Articles, Sections, Schedules, the Recitals and the Preamble are references to Articles, Sections, Schedules, the Recitals and the Preamble of this Agreement;
(iv)    references to “day” or “days” are to calendar days;
(v)    the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement;
(vi)    this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document, in each case as the same may have been, or may from time to time be, amended, varied, novated or supplemented;
(vii)    the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import
(i)    references to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the Effective Date) and include subordinate legislation made under the relevant statute or statutory provision; and
(ii)    references to “dollars” or “$” are to U.S. dollars.
(b)    The headings in this Agreement are inserted for convenience only and shall not be taken into consideration in the interpretation or construction of this Agreement.
(c)    In the event of a conflict between the terms and conditions set out in the main body of this Agreement and any of the Schedules or attachments hereto, the terms and conditions of the relevant Schedule or attachment shall prevail to the extent of such conflict, unless expressly stated otherwise in this Agreement.
ARTICLE 2
SERVICES
2.1    During the Term of this Agreement, Purchaser and the Target Companies hereby engage Seller to provide, and Seller hereby agrees to provide or cause to be provided to the Target Companies and Purchaser, as applicable, those services identified on Schedule 2.1 (as from time to time amended pursuant to Article 19, being collectively referred to hereinafter as the “Seller Services”).
2.2    During the Term of this Agreement, Seller hereby engages the Purchaser to provide, and the Purchaser hereby agrees to provide or cause to be provided to Seller or any Seller Affiliate designated by Seller, those services identified on Schedule 2.2 (all such services, as from time to time amended pursuant to Article 19, being collectively referred to hereinafter as the “Purchaser Services” and, together with the Seller Services, the “Services”).
2.3    Transition Services Representatives. Seller and Purchaser (on behalf of itself and the Company) will each appoint one or more representatives (each, a “Transition Services Representative”) to facilitate communications and performance under this Agreement. Each Party may treat an act of a Transition Services Representative of the other Party as being authorized by such other Party. The initial Transition Services Representative is Jon Biro with respect to Seller and Maury Domengeaux with respect to the Purchaser. Each Party may replace its Transition Services Representatives and appoint project managers for each service function at any time for any reason by giving prior written notice of the replacement to the other Party. The action of any one Seller representative shall be deemed the action of Seller and the action of any one Purchaser representative shall be deemed the action of the Purchaser.
2.4    Provider and Recipient. The Party hereto providing (or causing the provision of) a Service under this Agreement shall be referred to as the “Provider”, and the Party hereto to whom or to whose Subsidiary a Service is being provided under this Agreement shall be referred to as the “Recipient.”
2.5    Access. The Recipient will allow the Provider and its representatives reasonable access to the facilities of the Recipient necessary for the performance of the Services for Provider to fulfill its obligations under this Agreement.
ARTICLE 3
SCOPE OF SERVICES
3.1    The method of providing the Services hereunder shall be determined by the Provider in its sole discretion after consultation with the Recipient, and the Parties hereby acknowledge and agree that, at the Provider’s sole discretion, all or some of the Services to be provided by the Provider may be performed by subcontractors under agreements executed by and between the Provider and those subcontractors; provided, however, that Provider shall use its commercially reasonable efforts to ensure that any such Services provided by such third party shall (x) be provided in substantially the same manner and with substantially the same degree of care, skill, level of priority, treatment and diligence which such Services were provided by Provider, a Subsidiary or Affiliate of Provider or Provider’s service providers, as applicable, immediately prior to the Effective Date and (y) not materially impair or delay the transition of such Services to the Recipient. The Provider may, in its sole discretion, cause one or more of its Affiliates to provide some or all of the Services in one or more jurisdictions. The use of any subcontractor or Affiliate of the Provider to provide Services shall not relieve the applicable Provider of any obligation to provide the Services in accordance with this Agreement.
3.2    The Provider shall provide or cause to be provided the personnel, facilities, equipment, systems and management to perform the Services (but only, in the case of Seller Services, to the extent the Services are provided by the Provider to the Recipient during the period immediately preceding the Effective Date) and, unless otherwise specified on the Schedules, the Provider shall provide or cause to be provided the Services in substantially the same manner and with substantially the same degree of care, scope, skill, level of priority, volume, timeliness, treatment and diligence as was provided to the Recipient immediately prior to the Effective Date; provided, that the Provider shall not be bound to apply a standard of care higher than the standard which the Provider customarily applies in its own affairs. The foregoing standards shall be referred to herein and in the Schedules as the “Services Standards.”
3.3    The Parties hereto acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable following the execution of this Agreement, each Party agrees to use commercially reasonable efforts to make a transition of each Service to its own internal organization or to obtain alternate third-party sources to provide the Services. The Parties agree and acknowledge that they are not in the business of providing the Services described herein on a commercial arm’s-length basis to independent third parties, and that this Agreement is only required for specific business circumstances on a transitional basis.
3.4    Nothing in this Agreement shall affect the ownership by the Provider or its licensors of Intellectual Property owned by or licensed to the Provider (including rights in third party software and the Provider’s proprietary software) existing as of the Effective Date. The Intellectual Property in any materials or technology (including rights in third party software and the Provider’s proprietary software) supplied, created or developed by, or on behalf of, the Provider hereunder after the Effective Date are, and shall remain, the exclusive property of the Provider or its licensors. As used herein, “Business Software” means information technology software (in object code only) used by the Provider for its business immediately prior to the Effective Date. The Provider grants to the Recipient a non-exclusive, non-transferable and non- sublicensable license to use the Business Software, only during the Term and only to the extent reasonably necessary for the Recipient to receive the full benefit of the Services. For any third party software included in the Business Software, such grant will only be as permitted by and will not exceed the scope of rights granted by the Provider’s licensors to the Provider. The Recipient shall use the Business Software solely for the purposes of receiving the full benefit of the Services in the conduct of its business during the Term, and shall not make any part of the Business Software available to any third party or use it for the benefit of any third party or any other purpose. No other license or rights under the Intellectual Property owned by or licensed to Provider is granted or created hereunder by implication, estoppel or otherwise.
ARTICLE 4
TERM AND TERMINATION
4.1    Term.
(a)    This Agreement and the Services shall commence on the Effective Date and shall continue until the later of (a) the latest date provided in the Schedules with respect to the applicable Services, provided that upon the request of Purchaser, any such date may be extended on a month to month basis for the applicable Services up until June 30, 2018 (the “Initial Term”), and (b) the expiration of any Extension Term in accordance with Section 4.1(b), in each case, unless earlier terminated pursuant to Section 4.2 (the “Term”).
(b)    Prior to the expiration of the Initial Term, Recipient may, by delivering written notice to Provider, elect to continue to receive any or all of the Seller Services for an additional service period not to exceed three months (any such additional period, the “Extension Term”).
4.2    Termination. This entire Agreement, or an entire category of Services, may be terminated in accordance with the following provisions:
(a)    Seller may terminate this Agreement by giving written notice to Purchaser, in the event Purchaser is in material breach of its obligations to pay the Service Fees under this Agreement, and has failed to cure such breach within 15 calendar days (or, in the case of Service

Fees for an Employee Service, 3 Business Days) of receipt of notice thereof from Seller; provided, that to the extent such material breach relates only to a specific category of Services, this Agreement may be terminated only with respect to such Services; provided, further, that if the Purchaser disputes such claim, the dispute resolution procedures contained herein (including Article 6 and Article 13) shall apply, and Seller shall not have the right to terminate this Agreement pursuant to this Section 4.2(a) until such dispute is finally resolved;
(b)    Purchaser may terminate this Agreement by giving written notice to Seller, in the event Seller is in material breach of its obligations to pay the Service Fees under this Agreement, and has failed to cure such breach within 15 days of receipt of notice thereof from Purchaser; provided, that to the extent such material breach relates only to a specific category of Services, this Agreement may be terminated only with respect to such Services; provided, further, that if Seller disputes such claim, the dispute resolution procedures contained herein (including Article 6 and Article 13) shall apply, and Purchaser shall not have the right to terminate this Agreement pursuant to this Section 4.2(b) until such dispute is finally resolved;
(c)    either Seller or Purchaser may terminate this Agreement with respect to a particular category of Services if any Party is in violation of a Legal Requirement as a result of its provision or receipt of such Services; provided, that the terminating Party has used its commercially reasonable efforts to comply with the provisions of Section 10.2;
(d)    Purchaser may terminate any or all of the Seller Services upon 30 days prior written notice to Seller (or such shorter or longer period provided in the Schedules for a particular Service); and
(e)    Seller may terminate any or all of the Purchaser Services upon 30 days prior written notice to the Purchaser (or such shorter or longer period provided in the Schedules for a particular Service).
4.3    Rights and Obligations on Termination. In the event of termination of this Agreement or any category of Services for any reason, the Parties will have the following rights and obligations:
(a)    the obligations hereunder which by their terms extend beyond termination or expiration of this Agreement, including the obligations hereunder pursuant to Section 6.2(h) (Billing and Payment), Article 8 (Books and Records), Article 9 (Confidentiality), Article 11 (Indemnity and Limited Liability), Article 13 (Dispute Resolution), Article 22 (No Third Party Beneficiaries), Article 23 (Governing Law); Article 24 (Jurisdiction); and Article 25 (Waiver of Jury Trial) shall survive termination or expiration of this Agreement; and
(b)    If Seller terminates this Agreement, Seller shall provide to Purchaser commercially reasonable assistance as necessary for Purchaser and the Business to transition the terminated Services from Seller, including from Seller’s systems, facilities and hosting environment, to the systems, facilities and hosting environment of Purchaser or its representatives. Immediately upon the termination or expiration of this Agreement, Seller shall promptly deliver to Purchaser all reasonably available data relating to the Business and copies of any and all reasonably available documents, policies, procedures, records and information in Seller’s possession and owned by Purchaser or to which Purchaser is otherwise entitled pursuant to this Agreement.
4.1    Suspension of Services. Notwithstanding anything in this Agreement to the contrary, Provider shall have no obligation to provide Employee Services to the extent and for so long as Recipient fails to comply with Sections 6.2(a) and 6.2(b).
4.2    Employees.
(a)    The Parties acknowledge and agree that as of the Effective Date, it is their belief that the Transfer Regulations do not and will not apply to anything under this Agreement so as to transfer the employment or engagement of anyone involved in the provision of the Services from the Seller and/or Seller’s Subsidiaries to any Target Company, Purchaser and/or any of Purchaser’s Subsidiaries.
(b)    If any such person is found or alleged to have become an employee of any Target Company, Purchaser and/or any of Purchaser’s Subsidiaries at any time during or upon expiry of the Term as a result of the operation of the Transfer Regulations or otherwise as a result of Legal Requirements then Target Company, Purchaser and/or any of Purchaser Subsidiary (as applicable) may terminate the employment contract or engagement of such person and Seller shall indemnify Purchaser in respect of any action, award, claim, cost (including legal costs), damage, loss, demand, expense, liability, interest, fine, penalty or proceeding arising out of the employment and/or termination of such employee and/or pursuant to the Transfer Regulations and/or Legal Requirements.
ARTICLE 5
SERVICES FEE
5.1    For Services other than Employee Services, the Recipient agrees to pay to the Provider on a monthly basis during the Term, in consideration for the Services rendered as herein provided, the amounts, if any, set forth opposite each such Service on the applicable Schedule, or as otherwise provided herein (“Service Fees”). For Employee Services, Recipient agrees to pay the Provider Service Fees promptly when and as incurred or invoiced by the Provider. The parties acknowledge and agree that the Service Fees will be at Provider’s actual cost (including (i) license fees and payments to third-party service providers or subcontractors and (ii) additional out-of-pocket expenses necessitated by the extension of a Service beyond the Planned Cutover Date), without markup. Recipient has the right to terminate any Services upon 30 days written notice to the Provider.
5.2    In the event that the transaction volume of the Services increases to the extent that the Provider’s cost of delivering such services increases, the Provider shall have the right to increase the Service Fees beginning in the month following such increase by an amount determined in accordance with the methodologies set forth on the applicable Schedule. Additionally, if any third party costs associated with the provision of the Services increase, the Provider shall be entitled to increase the Service Fees to reflect such increase. Each Provider agrees to notify Recipient reasonably promptly if volumes, third-party costs or extensions of service times materially increase the cost of a Service (or are expected to).
5.3    If services from any of the Parties are requested by any other Parties for any matter not covered by the Services and related to the operation of the Company consistent with periods before the Effective Date (such services, the “Additional Services”), the Recipient shall pay the Provider at cost, without markup, in respect of such Additional Services. If Purchaser identifies any Additional Services Purchaser reasonably determines following the Effective Date are needed to effectuate a smooth transition of services from Seller to Purchaser and the Company during the Term of this Agreement, Seller shall provide such Additional Services or cause one of its Affiliates to provide such Additional Services requested by Purchaser at cost, without markup.
5.4    In addition to the Service Fees described above and payable by the Parties pursuant to Section 5.1, the Recipient agrees that it will reimburse all direct disbursements for travel, food and lodging expenses and other costs or disbursements reasonably incurred in excess of $2,000 (in the aggregate) by the Provider in providing the Services, as well as all payments made by the Provider on behalf of the Recipient in the course of performing the Services. Such disbursements and payments shall be reasonably documented and copies of such documentation shall be provided to the Recipient.
ARTICLE 6
BILLING AND PAYMENT
6.1    Each Party shall be entitled to set off or reduce the amount of Service Fees due and owing to the other Party under this Agreement (other than Service Fees related to Employee Services) by and to the extent of any amount finally adjudicated to be owed to such Party by the other Party under this Agreement.
6.2    Unless otherwise set out in the applicable Schedules, the provisions set out below apply:
(a)    Recipient shall pre-fund the estimated Service Fee for payroll services (HR-6) (including payments in respect of wages, commissions, taxes, insurance and benefits), and shall within one Business Day of receipt of an invoice therefor pay the Provider for all costs and payments made in respect thereof which exceed the pre-funded amount.
(b)    Recipient shall within three Business Days of receipt of Provider’s invoice therefor pay the Service Fee and any pass-through costs for Employee Services other than HR-6.
(c)    Beginning in the calendar month immediately following the calendar month in which the Closing Date occurs and continuing each month until the termination of this Agreement, the Provider shall provide to the Recipient an invoice on or before the 15th day of the month that lists the prior month’s charges for Services other than Employee Services. The Recipient shall, on or before 15 days of receipt of such invoice from Provider, pay to the Provider all amounts invoiced by the Provider except as set forth in this Section 6.2.

(d)    Notwithstanding Section 6.2(a), the Provider may elect to provide, or have one or more of its Subsidiaries provide, the Recipient with multiple invoices broken out by jurisdiction that direct the Recipient to cause all or a portion of any charges for Services to be paid to one or more Subsidiaries of the Provider providing such Services, which, for the avoidance of doubt, may include settlement in non-U.S. jurisdictions and/or in currency other than U.S. dollars at the exchange rate available to the Recipient at the time of payment.
(e)    Invoices shall be broken down in sufficient detail to indicate the amounts due for each Service supplied during the month in question. The amounts due for each Service shall in turn be broken down in sufficient detail as the Recipient may reasonably request and as the Provider can reasonably provide.
(f)    Subject to Sections 6.2(g) and 6.2(h), the Recipient shall pay each invoice on or before the due date to which such invoice relates.
(g)    If the Recipient disagrees with an amount invoiced, the Recipient shall advise the Provider in writing of the amount disputed within 15 days of the date of the invoice and the reason why the Recipient considers the amount invoiced to be incorrect. Subject to Section 6.2(h), the Recipient may defer payment of the portion of the invoice amount disputed by the Recipient (other than for Employee Services), and only such disputed portion, if the disagreement cannot be resolved before the normal due date.
(h)    The Parties shall attempt to resolve any dispute with respect to an invoice as expeditiously as possible. The Provider shall provide to the Recipient within 15 days after receipt of notice of such dispute a response answering the question(s) or addressing the issue(s) relating to such dispute in reasonable detail sufficient to permit the Recipient to verify the accuracy of such invoice. The Recipient shall either accept the Provider’s response or give written notice to the Provider that the Recipient continues to dispute all or part of such invoice. Promptly after receipt of such notice, Seller and Purchaser shall negotiate in good faith with respect to resolving the portions of such invoice that remain in dispute. If Seller and Purchaser cannot resolve such dispute in a mutually satisfactory manner within 20 days after such notice shall have been given, the dispute shall promptly be submitted to Grant Thornton LLP. Such firm will review the applicable books and records of Seller and the Purchaser and make such other investigations as such firm shall deem necessary to resolve such remaining disputed items. The costs of retaining such firm shall be borne by the Recipient unless the firm determines that the Recipient was overcharged, in which case the costs of retaining such firm shall be borne by the Provider. The decision of the auditor shall adopt either the position of Seller or Purchaser as previously submitted to the auditor (based upon whose position is more accurate), in full, without revision or alteration thereof, and without compromise. Such decision shall be final and binding on the Parties and not subject to challenge and resolution under Article 13, and judgment thereon may be entered in any court of competent jurisdiction.
(i)    Notwithstanding the expiration or earlier termination of this Agreement, the Parties’ obligations to each other under this Article 6 regarding events or obligations occurring or arising during the Term shall survive such expiration or earlier termination until fulfilled.

(j)    The Recipient shall be liable for all sales, use, value added and transfer taxes.
ARTICLE 7
LIMITED WARRANTY & REMEDY
Except as expressly set forth herein, the parties hereto acknowledge and agree that the Services are provided as-is, that the Recipient assumes all risks and liabilities arising from or relating to its use of and reliance upon the Services and the Provider makes no representation or warranty with respect thereto. If any Service or portion thereof furnished by a Provider under this Agreement materially or repeatedly fails to meet the Services Standards (other than a failure caused by acts or omissions of the Recipient) the Provider will, at its option, repair, replace or re-perform such defective Services or portion thereof at its own expense. In the event that Provider cannot or does not adequately repair, replace or re-perform such defective Services or portion thereof, then the Recipient’s sole remedy shall be the entitlement to receive a refund of an appropriate portion of the payments made by the Recipient with respect to such defective Services or the defective portion thereof and, subject to Article 11, to recover direct damages suffered by the Service Recipient as a result of such breach. To the extent that any defect in the Services are caused by an act or omission of the Recipient and the Recipient requests the Provider to perform such corrective Services, then the Recipient shall pay the Provider for all reasonable, documented costs for corrective Services and any related reasonable out-of-pocket expenses. Except as otherwise expressly set forth in this Agreement, THE PROVIDER EXPRESSLY DISCLAIMS (A) ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THOSE OF MERCHANTABILITY, WORKMANSHIP, DESIGN, FITNESS FOR A PARTICULAR PURPOSE AND INFRINGEMENT, WITH RESPECT TO THE PERFORMANCE OF THE SERVICES UNDER THIS AGREEMENT, THE LEVEL OR QUALITY OF SUCH SERVICES OR ANY TANGIBLE PROPERTY DELIVERED BY IT PURSUANT TO THIS AGREEMENT; AND (B) THAT THE SERVICES PROVIDED HEREUNDER WILL YIELD ANY GIVEN OR STATED ECONOMIC, FINANCIAL, PROFIT OR BUSINESS RESULT TO THE RECIPIENT OR WILL RESULT IN THE RECIPIENT HAVING ANY GIVEN STANDING OR POSITION IN ANY BUSINESS, MARKET OR PRODUCT.
ARTICLE 8
BOOKS AND RECORDS
The Provider shall keep, and make available to the Recipient and its representatives for review during normal business hours and upon reasonable advance notice, books, records and accounts, substantially in accordance with the Provider’s normal practices, of all material transactions pertaining to the Services, and shall preserve them for the period consistent with the Provider’s retention policies or such longer period as may be required by Legal Requirements (the “Retention Period”). After the expiration of the Retention Period referred to in this Article 8, the Provider shall have no further duty to retain any of such books and records or to notify the Recipient before the disposition or destruction thereof. Notwithstanding anything herein to the contrary, nothing herein shall require any Party to disclose any information to the other Party if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any Legal Requirement or would result in the disclosure of any trade secrets or other sensitive, competitive information.
ARTICLE 9
CONFIDENTIALITY

9.1    Subject to Section 9.2, Seller, on the one hand, and the Purchaser and the Company, on the other hand, shall treat as strictly confidential (and shall not disclose) any and all information received or obtained as a result of entering into or performing this Agreement, including that which relates to the provisions, subject matter or performance of this Agreement, the negotiations relating to this Agreement or the other Parties or any aspect of its business or operations.
9.2    A Party may disclose information which would otherwise be confidential if and to the extent:
(a)    required by Legal Requirements; provided, that the other Party(ies) is given prompt notice of such Legal Requirement and an opportunity to seek a protective order or other appropriate remedy;
(b)    required by any securities exchange or agency to which such Party is subject; provided, that the other Party(ies) is given prompt notice of such requirement and an opportunity to seek a protective order or other appropriate remedy;
(c)    disclosed on a strictly confidential basis to the professional advisers or auditors of the Party, or to any actual or potential bankers or financiers of that Party; provided, that the disclosing party will obtain a written agreement from such advisers, auditors, actual or potential bankers or financiers to abide by the confidentiality obligations set forth herein, and the disclosing party shall remain responsible for any breach of the confidentiality obligations by such party;
(d)    disclosed on a strictly confidential basis such Party’s Affiliates and employees who have a need to know such information to enable such Party to perform this Agreement; provided, that the disclosing party will obtain a written agreement from such Affiliates or employees to abide by the confidentiality obligations set forth herein, and the disclosing party shall remain responsible for any breach of the confidentiality obligations by such party;
(e)    disclosed on a strictly confidential basis to bona fide potential buyers of a proprietary interest or bona fide potential or actual operator of any of the Parties’ facilities; provided, that the disclosing party will obtain a written agreement from such potential buyer or potential or actual operator to abide by the confidentiality obligations set forth herein, and the disclosing party shall remain responsible for any breach of the confidentiality obligations by such party;
(f)    disclosed to the shareholders or other equity owners of the Parties; provided, that the disclosing party will obtain a written agreement from such shareholders or other equity owners to abide by the confidentiality obligations set forth herein, and the disclosing party shall remain responsible for any breach of the confidentiality obligations by such party;
(g)    that the information has come into the public domain through no fault of that party;
(h)    disclosed in order to seek enforcement of, or to defend, the contractual rights or obligations of a Party under this Agreement, the Purchase Agreement or other related agreement or to satisfy an obligation or duty under this Agreement; or

disclosure.
(i)    that the other Party(ies) has given prior written approval to such disclosure.
ARTICLE 10
COMPLIANCE WITH LAWS AND REGULATIONS
10.1    Each Party shall give all notices and obtain all material licenses and permits required by Legal Requirements and shall comply in all material respects with Legal Requirements of any governmental entity or regulatory agency governing the performance of this Agreement, including the Services to be provided hereunder. Each Provider represents and warrants to the Recipient that providing its Services to the Recipient will not result in the violation of any Legal Requirement, material license or other material contract to which such Provider is a party.
10.2    If any Party receives notice that it is in violation of any Legal Requirement by a third party regulatory or governmental agency as a result of its provision or receipt of a Service, the Parties will mutually cooperate such that the Service may be provided in a way that is not in violation of such Legal Requirement.
ARTICLE 11
LIMITED LIABILITY
11.1    Except as provided in Section 11.3, in no event shall a Party, its Affiliate(s) and/or its or their respective directors, officers, employees, shareholders, representatives or agents be liable for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from the other Party’s sole, joint, or concurrent negligence, strict liability, criminal liability or other fault.
11.2    Except as provided in Section 11.3, the maximum liability of either Party and its controlled Affiliates and their respective directors, officers, employees, shareholders, representatives or agents arising out of or relating in any way, directly or indirectly, to this Agreement shall in no event exceed the greater of (i) $5,000 or (ii) fees paid or payable through the applicable Planned Cutover Date to the Provider for the particular Service(s) out of which a claim for liability arises. The Recipient acknowledges that the Services to be provided to it hereunder are subject to, and that its remedies under this Agreement are limited by, the applicable provisions of Articles 3 and 7 including the limitations on representations and warranties with respect to the Services, and this Section 11.2.
11.3    Notwithstanding anything to the contrary, the limitations on liability set forth in this Section 11 shall not apply to fraud, intentional failure to perform, Willful Breach of Provider (or its Affiliates) in the performance of this Agreement, willful misconduct, intentional misconduct, or any other act or omission for which liability may not be limited under applicable law.

11.4    The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.
11.5    Any claim for indemnification or defense under this Agreement shall be made in accordance with the procedures set forth in Article 13.
ARTICLE 12
FORCE MAJEURE
12.1    No Party will be in breach of this Agreement (except for obligations to pay money which would otherwise be due and payable under this Agreement) to the extent:
(a)    performance by such Party is delayed or prevented by Force Majeure;
(b)    such Party promptly notifies the other of the circumstances giving rise to Force Majeure and their anticipated duration; and
(c)    such Party undertakes to use its commercially reasonable efforts to remedy and overcome the cause of such Force Majeure as promptly as possible.
12.2    Upon remedying or overcoming the circumstances giving rise to Force Majeure, the Party whose performance is affected thereby shall promptly notify the other of the termination of such Force Majeure condition and shall promptly resume its performance of Services.
12.3    If the Force Majeure in question prevails for a continuous period in excess of thirty (30) days after the date on which the Force Majeure begins, Seller and Purchaser shall consult together with a view to determining mutually acceptable measures to overcome the difficulties arising therefrom.
12.4    For the avoidance of doubt, the settlement of a labor strike, lockout or any other kind of labor dispute is not within the reasonable control of the Parties, and the requirements of this Article 12 shall not oblige any Party to settle a strike, lockout or other labor dispute on terms contrary to its wishes.
ARTICLE 13
DISPUTE RESOLUTION
13.1    Any dispute arising out of or in connection with this Agreement, excluding invoice disputes subject to Section 6.2(f) but including any question regarding the existence, validity or termination of this Agreement, shall be resolved exclusively in accordance with this Article 13.
13.2    In the event of a dispute between the Parties, the Parties shall, within ten (10) days of a written request by one Party to the other Parties, meet and attempt in good faith to resolve such dispute.

13.3    Any dispute which cannot be resolved by the Parties shall be submitted to mediation before a mediator mutually agreed upon by Seller and Purchaser. The Parties shall bear their own costs for mediation and the cost of the mediator shall be borne equally between Seller, on the one hand, and the Purchaser and the Company, on the other hand.
13.4    If Seller and Purchaser are unable to select a mediator within fifteen (15) days or if the dispute is not resolved as a result of the mediation within thirty (30) days after the submission of such dispute to a mediator in accordance with the provisions of Section 13.3 above (or such other period as may be agreed by Seller and Purchaser), each Party may pursue all legal and equitable remedies available to such Party in accordance with Articles 23, 24 and 25.
13.5    Pending resolution of any dispute between the Parties, the Parties shall continue to perform in good faith their respective obligations under this Agreement.
13.6    The prevailing Party shall be entitled to recover its costs (including reasonable attorneys’ fees) in the event any action is commenced in connection with a dispute hereunder.
ARTICLE 14
FURTHER ASSURANCE
Each Party shall at its own cost, from time to time on request by another Party, execute or procure the execution of all documents in a form reasonably satisfactory to the requesting Party which the requesting Party may reasonably consider necessary for: (a) giving full effect to this Agreement; and (b) securing to the requesting Party the full benefit of the rights, powers and remedies conferred upon such Party in this Agreement.
ARTICLE 15
COSTS AND EXPENSES
Except as otherwise expressly stated in this Agreement, each Party shall pay its own costs and expenses in relation to the negotiation, execution and implementation of this Agreement.
ARTICLE 16
ASSIGNMENT AND DELEGATION
16.1    No Party shall be entitled to assign this Agreement without the prior written consent of the other Parties, except that any Party may transfer or assign this Agreement to an Affiliate in connection with a merger, acquisition, change in control, corporate restructuring or similar such transaction.
16.2    The Parties may at their reasonable discretion procure from their Affiliates or any third party certain information, advice and Services in connection with their performance under this Agreement, or may delegate to any Affiliate or third party the performance of such Services under this Agreement in accordance with Section 3.1.
ARTICLE 17
SEVERABILITY

It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Legal Requirements and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
ARTICLE 18
NO AGENCY OR PARTNERSHIP
Nothing contained in this Agreement and no actions taken by the Parties under this Agreement shall constitute any employment, partnership, joint venture, association or other cooperative relationship between Seller, on the one hand, and the Purchaser, on the other hand, or authorize either Seller, on the one hand, or the Purchaser, on the other hand, to represent the other or to contract on behalf of the other. The Provider and its Affiliates and any of their respective officers, employees, representatives or other staff are acting solely as independent contractors and are not an agent of the Recipient or any of its Affiliates. The Provider’s provision of Services and performance of its duties hereunder shall be under the sole supervision, control and direction of such Party and not any Recipient.
ARTICLE 19
AMENDMENTS AND WAIVERS
From and after the Effective Date, this Agreement may not be amended except by a writing signed by Seller and the Purchaser. By a writing (i) Seller may waive compliance by Purchaser and (ii) Purchaser may waive compliance by Seller, with any term or provision of this Agreement that the non-waiving Party(ies) was or is obligated to comply with or perform.
ARTICLE 20
ENTIRE AGREEMENT
20.1    This Agreement and all exhibits and schedules to this Agreement contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.
20.2    The Parties acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and each has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to each Party, regardless of which Party was generally responsible for the preparation of this Agreement.

ARTICLE 21
NOTICES
Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given, delivered and received (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile or email of a portable document file (pdf), with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the immediately following Business Day, or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
If to Seller, to:
Harte Hanks, Inc.
9601 McAllister Freeway, Suite 610
San Antonio, TX 78216-4632
Attention:    Robert Munden
Facsimile:    (210) 829-9139
Email:    robert.munden@hartehanks.com

With a required copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention:     Richard B. Aldridge
    Andrew R. Mariniello
Facsimile:    (215) 963-5001
Email:    richard.aldridge@morganlewis.com
andrew.mariniello@morganlewis.com
If to the Purchaser, to such address provided by notice to Seller in accordance herewith, with a required copy (which shall not constitute notice) to:

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304-1130
Attention: Gordon Ho
Facsimile No.: (650) 843-7400
Telephone No.: (650) 843-5190

ARTICLE 22
NO THIRD PARTY BENEFICIARIES
This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such assigns, any legal or equitable rights, including any rights of employment for any specified period, hereunder.
ARTICLE 23
GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.
ARTICLE 24
JURISDICTION
EACH OF THE PARTIES (A) CONSENTS TO SUBMIT ITSELF TO THE EXCLUSIVE PERSONAL JURISDICTION OF (I) ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE AND (II) ANY DELAWARE STATE COURT IN CONNECTION WITH ANY DISPUTE THAT ARISES OUT OF THIS AGREEMENT OR ANY OF THE SERVICES, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE SERVICES IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF DELAWARE OR A DELAWARE STATE

COURT UNLESS VENUE WOULD NOT BE PROPER UNDER RULES APPLICABLE IN SUCH COURTS.
ARTICLE 25
WAIVER OF JURY TRIAL
EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS ARTICLE 25.
ARTICLE 26
COUNTERPARTS
This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic signature), all of which shall be deemed originals and considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each Party and delivered to the other Parties.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties here to have duly executed this Transition Services Agreement as of the first date written above.

PURCHASER

By:
Name:
Title:

SELLER

By:
Name:
Title:

REPRESENTATIVE

By:
Name:
Title:

[SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT]

Exhibit E
Form of Escrow Agreement

ESCROW AGREEMENT

This Escrow Agreement dated this 28th day of February, 2018 (this “Escrow Agreement”), is entered into by and among 3Q Digital Holdings, Inc., a Delaware corporation (“Buyer”), Harte Hanks, Inc., a Delaware corporation (“Seller,” and together with Buyer, the “Parties,” and individually, a “Party”), and WILMINGTON TRUST, N.A., as escrow agent (“Escrow Agent”).

RECITALS

A.    Buyer and Seller are parties to a Purchase and Sale Agreement, dated as of February 28, 2018 (the “Purchase Agreement”). Each capitalized term used herein but not defined shall have the meaning set forth in the Purchase Agreement.

B.    The Purchase Agreement contemplates, among other things, the due execution and delivery of this Escrow Agreement at the Closing.

C.    Pursuant to Section 2.2(b) of the Purchase Agreement, Buyer is required at Closing to deposit in escrow with the Escrow Agent the amount of Five Hundred Thousand and 0/100 ($500,000) in cash (the “Escrow Property”) by wire transfer of immediately available funds to the account designated by the Escrow Agent as security for and to be a source of funds for the payment of certain post-Closing obligations pursuant to the Purchase Agreement.

D.     The Escrow Agent agrees to hold and distribute the Escrow Property in accordance with the terms of this Escrow Agreement.

E.     Exhibit D to this Escrow Agreement sets forth the wire transfer instructions for Buyer and Seller.

In consideration of the promises and agreements of the Parties and the Escrow Agent and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1
ESCROW DEPOSIT

Section 1.1.    Receipt of Escrow Property. Upon execution hereof, Buyer shall deliver to the Escrow Agent the amount of the Escrow Property in immediately available funds.

Section 1.2.    Investments.

(a)    The Escrow Agent shall invest the Escrow Property, including any and all interest and investment income, in accordance with the written instructions provided to the Escrow Agent and signed by the Parties. In the absence of written investment instructions from the Parties, the Escrow Agent shall deposit and invest the Escrow Property, including any and all interest and investment income, in the M&T Bank Corporate Deposit Account, which is further described herein on Exhibit A. Any investment earnings and income on the Escrow Property shall become part of the Escrow Property, and shall be disbursed in accordance with Section 1.3 or Section 1.5 of this Escrow Agreement.

(b)    The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

Section 1.3.    Disbursements.

(a)    Disbursements for Indemnification Claims. At any time and from time to time prior to 11:59 p.m., Eastern time, on the date that is 18 months following the date hereof (the “Expiration Date”), if Seller becomes obligated to pay one or more Indemnitees pursuant to Article IX of the Purchase Agreement, the Parties shall deliver joint instructions executed by an Authorized Representative of each Party, setting forth instructions as to the manner in which the applicable amount is to be disbursed, including applicable wire instructions (a “Joint Instruction”) to the Escrow Agent, and the Escrow Agent shall distribute within two Business Days following the delivery of such Joint Instruction, by wire transfer of immediately available funds from the Escrow Property, that portion of the Escrow Property equal to the amount of such indemnification obligation set forth in such Joint Instruction. With respect to any amounts remaining in the Escrow Property following the Expiration Date as a result of outstanding Indemnification Claims, if a Joint Instruction is received by the Escrow Agent authorizing the release to Seller of the portion of such remaining Escrow Property amounts that is the subject of any such Indemnification Claim, the Escrow Agent shall promptly, but in any event within two Business Days of its receipt of such Joint Instruction, disburse, by wire transfer to the account or accounts set forth in the Joint Instruction or otherwise provided by Seller, the portion of the Escrow Property equal to the amount specified in any such Joint Instruction.

(b)    Court Orders; Reliance. In the event a Joint Instruction is not able to be delivered in accordance with clause (a) above, Buyer or Seller, as applicable, may deliver to the Escrow Agent a written instruction from an Authorized Representative of such Party (with a copy delivered to the other Party) with an attached final order of a court of competent jurisdiction with respect to the payment obligations set forth in clause (a) above, along with a written certification from counsel of such Party attesting that such order is final and not subject to further proceedings or appeal (collectively, a “Final Order”), and the Escrow Agent shall act upon such Final Order as if such Final Order were a Joint Instruction delivered in accordance with clause (a) above. The Escrow Agent shall be entitled to conclusively rely upon any Joint Instruction or Final Order, as the case may be, delivered under clause (a) above and shall have no responsibility to review any Final Order or to make any determination as to whether such Final Order is final.

(c)    In the event that a Party gives funds transfer instructions (other than in writing at the time of execution of this Escrow Agreement) set forth in a Joint Instruction or other permitted instruction from a Party or the Parties in accordance with this Section 1.3, as applicable, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to any Authorized Representative of such Party, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated provided no call back is required if the Escrow Agent receives original instructions. The persons and telephone numbers for callbacks may be changed only in a writing actually received and acknowledged by the Escrow Agent. The Parties agree that such security procedure is commercially reasonable.

(d)    The Escrow Agent will furnish monthly statements to the Parties setting forth the activity in the Account.

(e)    On the date immediately following the Expiration Date, the Escrow Agent shall disburse to Seller, without any further action by Buyer or Seller, that portion of the Escrow Property that is not subject to an Indemnification Claim made by Buyer prior to 11:59 p.m., Eastern time, on the Expiration Date and with respect to which Buyer has notified the Escrow Agent in writing.

Section 1.4.    Income Tax Allocation and Reporting.

(a)    The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Property (the “Earnings”) shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by Seller, whether or not such income was disbursed during such calendar year. Notwithstanding anything to the contrary in this Escrow Agreement, the Escrow Agent shall distribute as directed by the Seller out of the Escrow Property an amount equal to the product of the Earnings included in income pursuant to the immediately preceding sentence multiplied by 40%. Each such distribution shall be made not later than seven (7) days prior to the date Seller is required to file an estimated tax return that includes any such Earnings in its income, or on such other dates as specified by Seller in its sole discretion, or immediately prior to the final release from the Escrow Property; provided, however, that no duplicate distributions shall be made with respect to such Earnings. The Escrow Agent shall be deemed the payor of any Earnings paid upon investment of the Escrow Property for purposes of performing tax reporting and the Escrow Agent will issue an Internal Revenue Service Form 1099 to Buyer and the Internal Revenue Service to report any such Earnings. With respect to any other payments made under this Escrow Agreement, the Escrow Agent shall not be deemed the payor and shall have no responsibility for performing tax reporting. The Escrow Agent’s function of making such payments is solely ministerial and upon express direction of the Interested Parties.

(b)    Prior to closing, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request. The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Property.

(c)    To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Property, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property. The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Property and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section 1.4(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 1.5.    Termination. Upon the disbursement of all of the Escrow Property, including any interest and investment earnings thereon, this Escrow Agreement shall terminate and be of no further force and effect except that the provisions of Sections 1.4(c), 3.1 and 3.2 hereof shall survive termination.

ARTICLE 2
DUTIES OF THE ESCROW AGENT

Section 2.1.    Scope of Responsibility. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2.    Attorneys and Agents. The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all reasonable documented and out-of-pocket compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents or affiliates.

Section 2.3.    Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with a Joint Instruction or Final Order. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by an Authorized Representative, without further inquiry into the person’s or persons’ authority.

Section 2.4. Security Procedure for Funds Transfer.  Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit B-1 and Exhibit B-2 to this Escrow Agreement. The Escrow Agent shall confirm each funds transfer instruction received in the name of Parties by confirming with an authorized individual (each, an “Authorized Representative”) as evidenced in Exhibit B-1 and Exhibit B-2.  Once delivered to the Escrow Agent, Exhibit B-1 or Exhibit B-2 may be revised or rescinded only in writing signed by an Authorized Representative of the Party.  Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it.  If a revised Exhibit B-1 or Exhibit B-2 or a rescission of an existing Exhibit B-1 or Exhibit B-2 is delivered to the Escrow Agent by an entity that is a successor-in-interest to either party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the Parties.  The Parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

Section 2.5.    Right Not Duty Undertaken. The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.6.    No Financial Obligation. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3
PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1.    Indemnification. The Parties hereby agree, jointly and severally, to indemnify Escrow Agent, its directors, officers, employees and agents (collectively, the “Indemnified Parties”), and hold the Indemnified Parties harmless from any and against all liabilities, losses, actions, suits or proceedings at law or in equity, and any other expenses, fees or charges of any character or nature, including, without limitation, reasonable and documented attorney's fees and expenses, which an Indemnified Party incurs or by reason of acting as or on behalf of Escrow Agent under this Escrow Agreement or arising out of the existence of the Escrow Account, except to the extent the same shall be caused by Escrow Agent's gross negligence or willful misconduct. Escrow Agent shall have a first lien against the Escrow Account to secure the obligations of the Parties hereunder. The terms of this paragraph shall survive termination of this Escrow Agreement. As between Buyer, on the one hand, and the Seller on the other hand, Buyer and Seller each agree to be responsible for one half of any amounts paid to the Indemnified Parties or to the Escrow Agent under this Article 3 or Section 1.4(c).

Section 3.2.    Limitation of Liability. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE RESULTED FROM THE ESCROW

AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.
Section 3.3.    Resignation or Removal. The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4.    Compensation. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, and Buyer, on the one hand, and Seller, on the other hand, shall each be responsible, severally and not jointly, for one-half of any such compensation. The fee agreed upon for the services rendered hereunder is intended as compensation for the Escrow Agent's services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all documented out-of-pocket costs and expenses, including reasonable and documented attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. The terms of this paragraph shall survive termination of this Escrow Agreement.

Section 3.5.    Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Property until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Property, in which event the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such order or decision, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Property, in which event the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Property and shall be entitled to recover reasonable attorneys’ fees, expenses and other documented out-of-pocket costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

Section 3.6.    Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7.    Attachment of Escrow Property; Compliance with Legal Orders. In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8    Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

Section 3.9 Compliance with Legal Orders. Escrow Agent shall be entitled to consult with legal counsel in the event that a question or dispute arises with regard to the construction of any of the provisions hereof.

Section 3.10 Disagreements. In the event Escrow Agent receives conflicting instructions hereunder, Escrow Agent shall be fully protected in refraining from acting until such conflict is resolved to the satisfaction of Escrow Agent.

Section 3.11 No Financial Obligation. Escrow Agent shall not be required to use its own funds in the performance of any of its obligations or duties or the exercise of any of its rights or powers, and shall not be required to take any action which, in Escrow Agent's sole and reasonable judgment, could involve it in expense or liability unless furnished with security and indemnity which it deems, in its sole and reasonable discretion, to be satisfactory.

ARTICLE 4
MISCELLANEOUS

Section 4.1.    Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement.  No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld).

Section 4.2.    Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.

Section 4.3.    Notices. All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile or email transmission with written confirmation of receipt, (iii) by overnight delivery with a reputable national overnight delivery service, or (iv) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes. In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to Buyer:
c/o 3Q Digital Holdings, Inc.
155 Bovet Road, Suite 480
San Mateo, CA 94402
Attn: Maury Domengeaux
Email: maury@3qdigital.com

with a copy to:
Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304-1130
Attention: Gordon Ho
Facsimile: 650-644-0160
Email: gho@cooley.com

If to Seller:
Harte Hanks, Inc.
9601 McAllister Freeway, Suite 610
San Antonio, TX 78216
Attention: General Counsel
Facsimile: 210-829-9139
Email: robert.munden@hartehanks.com

with a copy to:
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention:     Richard B. Aldridge
Andrew R. Mariniello
Facsimile: 215-963-5001
Email: richard.aldridge@morganlewis.com; andrew.mariniello@morganlewis.com

If to the Escrow Agent:
Wilmington Trust, N.A.
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attn: Aaron R. Soper
Facsimile: (612) 217-5651

Section 4.4.    Governing Law; Venue; Waiver of Trial by Jury. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each Party and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other matter permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware. To the extent that in any jurisdiction any Party or the Escrow Agent may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Party or the Escrow Agent shall not claim, and hereby irrevocably waives, such immunity. The Escrow Agent and the Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement.

Section 4.5.    Entire Agreement. This Escrow Agreement sets forth the entire agreement and understanding of the parties related to the Escrow Property. The Parties acknowledge and agree that, as between Buyer and Seller, to the extent any provisions of this Escrow Agreement are in any way inconsistent with or in conflict with any term, condition or provision of the Purchase Agreement, the Purchase Agreement shall govern and control.

Section 4.6.    Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.7.    Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8.    Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9.    Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

Section 4.10. Waiver of Jury Trial. EACH OF THE PARTIES HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN RESOLVING ANY CLAIM OR COUNTERCLAIM RELATING TO OR ARISING OUT OF THIS ESCROW AGREEMENT.

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

3Q DIGITAL HOLDINGS, INC.

By:
Name:
Title:

HARTE HANKS, INC.

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Escrow Agent

By:
Name:
Title:

[Signature Page to Escrow Agreement]